Exhibit 10.1

OFFICE LEASE

by and between

LAKE FOREST LANDMARK COMPANY LLC,

a Delaware limited liability company, Landlord

and

DEPOMED, INC.,

a California corporation, Tenant

PORTION OF 3RD FLOOR AT 100 S. SAUNDERS ROAD, LAKE FOREST, ILLINOIS

Dated as of February 28, 2018

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		Page

ARTICLE 19	DEBARRED ENTITY OR DEBARRED INDIVIDUAL	50

Section 19.1	Landlord’s Representations and Covenants	50
Section 19.2	Definitions	50

Exhibits

Exhibit A	Legal Description of Property
Exhibit B	Site Plan
Exhibit B-1	Location of Reserved Spaces
Exhibit B-2	General Depiction of Building Monument
Exhibit B-3	General Depiction of Route 60 Signage
Exhibit C	General Depiction of Premises
Exhibit D	Description of Environmental Reports, Disclosures and Other Information
Exhibit E	Holidays
Exhibit F	General Description of Janitorial Services
Exhibit G	General Description of Heating and Air Conditioning Specifications
Exhibit H	General Description of Building Standard
Exhibit I	Rules and Regulations

Glossary of Defined Terms

Defined Term	Section of Definition

120-Day Notice	Section 11.1(b)
Abbott	Section 1.3(a)
Abbott Lease	Section 1.3(a)
ADA	Section 2.2(c)
Additional Pre-Lease Commencement Services	Section 4.1
Additional Rent	Section 2.1
Anticipated Late Notice	Section 11.1(b)
Applicable Initial Work	Section 4.2(c)
Base Building	Section 4.7(b)
Base Rent	Section 1.1
BOMA Standards	Section 1.1
Building	Recital A
Building Monument Sign	Section 1.3(a)
Calendar Year	Section 2.2(a)
Common Area	Recital B
Common Area Expenses	Section 2.2(c)
Comparable First Class Buildings	Section 5.1
Debarred Entity	Section 19.2
Debarred Individual	Section 19.2
Default	Section 14.1
Deficiency	Section 14.2(a)
Deli	Recital A
Event of Default	Section 14.1
Excused Delays	Section 5.1(e)
Expiration Date	Granting Clause
Renewal Term	Section l7.1(b)
Fitness Center	Recital A
Floor/Floors	Recital C
Holidays	Section 5.1
Hazardous Materials	Section 4.6
HVAC System	Section 2.2(c)
Initial Term	Granting Clause
Initial Work	Section 4.1
Initial Work Allowance	Section 4.2(a)
Interest Rate	Section 3.1
Landlord	Introductory Paragraph
Landlord’s Broker	Section 16.4
Landlord’s RSF Determination	Section 1.1
Largest Tenant	Section 1.3(c)
Lease	Introductory Paragraph
Lease Commencement Date	Granting Clause
Lease Year	Granting Clause
Mortgagee	Section 15.2
Office Complex	Recital A
Operating Expenses	Section 2.2(c)
Other Tenant Signage	Section 1.3(f)
Outside Lease Commencement Date	Granting Clause
Parking Area	Recital A
Parking Capacity	Recital A

Defined Term	Section of Definition

Permitted Transfer	Section 10.1(c)
Pre-Existing Hazardous Materials	Section 4.6
Pre-Lease Commencement Date Access	Section 4.1
Premises	Recital C
Premises Completion Date	Granting Clause
Prime Rate	Section 3.1
Proceeding	Section 14.5
Property	Recital A
Proposed ROFR Space Tenant	Section 18.1(a)
Real Estate Taxes	Section 2.2(b)
Renewal Exercise Date	Section 17.2
Renewal Term	Section 17.1
Rent	Section 3.2
Rent Commencement Date	Section 1.1
Reserved Spaces	Section 1.2
ROFR Exercise Notice	Section 18.1(b)
ROFR Notice	Section 18.1(a)
ROFR Space	Section 18.1(a)
ROFR Space Amendment	Section 18.1(c)
ROFR Space Lease Terms	Section 18.1(a)
ROFR Space Lease Term Sheet	Section 18.1(a)
Route 60 Signage	Section 1.3(e)
RSF	Section 1.1
Rules and Regulations	Section 16.19
Second Building	Recital B
SEC	Section 16.12
Temporary Premises	Recital C
Tenant	Introductory Paragraph
Tenant’s Broker	Section 16.4
Tenant’s Pro Rata Share of Operating Expenses	Section 2.2(d)
Tenant’s Pro Rata Share of Real Estate Taxes	Section 2.2(d)
Tenant’s Renewal Election Notice	Section 17.2
Tenant’s Roof Equipment	Section 5.1(h)
Tenant’s Security System	Section 5.1(i)
Term	Granting Clause
Typical Office Improvements	Section 8.1
Work	Section 8.1

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OFFICE LEASE

This OFFICE LEASE (this “Lease”) is made and entered into as of the 28th day of February, 2018 by and between LAKE FOREST LANDMARK COMPANY LLC, a Delaware limited liability company (“Landlord”), and DEPOMED, INC., a California corporation (“Tenant”).

Recitals:

A.          Landlord is the fee title holder of that certain parcel of real estate in the City of Lake Forest, Lake County, Illinois, as legally described on Exhibit A attached hereto and made a part hereof (which parcel, including, without limitation, any and all easement areas appurtenant thereto, is herein referred to as the “Property”), upon which is located (i) a four (4)-story office building consisting of 155,528 RSF (as such term is defined in Section 1.1 hereof) in the aggregate (“Building”) and (ii) an uncovered parking area for approximately 640 vehicles (“Parking Area”).  The Parking Area will provide parking spaces for approximately four (4) automobiles per 1,000 RSF of office space in the Building (“Parking Capacity”).  Other than as provided herein, parking in the Parking Area will be available on a first come, first serve basis.  The Building and the Parking Area are situated at the approximate location on the Property indicated on the site plan attached hereto and made a part hereof as Exhibit B.  The Property, the Building, the Parking Area, and any and all other improvements from time to time constructed on the Property in accordance with the provisions of this Lease, are collectively herein referred to as the “Office Complex.”  The Building also contains a delicatessen with so-called “black iron” (the “Deli”) and a fitness center (the “Fitness Center”). The Deli will be designed to serve the general public, including both the Building and the Second Building (as defined below).  The Fitness Center will be designed to serve only the Building.  Each of the Deli and the Fitness Center will be available for use by Tenant, and its agents, employees, invitees and licensees.  During the Term (as defined below), (i) there will be a charge to the individual customers of the Deli and (ii) use of the Fitness Center will be at no charge to the individuals using the Fitness Center.

B.          Landlord’s predecessor has constructed, and an entity affiliated with Landlord is the owner of, a second office building commonly known as Landmark of Lake Forest II and located at 150 South Saunders Road, Lake Forest, Illinois (the “Second Building”) on a subdivided parcel of land located adjacent to (but outside of) the Property, which adjacent land shares with the Property certain access, general parking and other easements (the “Common Area”) and common or shared maintenance and repair obligations.

C.          In accordance with the terms, provisions and conditions of this Lease, Landlord desires to let to Tenant, and Tenant desires to lease and hire from Landlord, certain space in the Building consisting of (i) 6,700 RSF in the aggregate (the “Temporary Premises”) and being a portion of the first floor of the Building (each of the first floor through the fourth floor of the Building are herein individually called a “Floor,” and are herein collectively called “Floors”), and (ii) 31,209 RSF in the aggregate, subject to adjustment in accordance with this Lease (the “Premises”), and being a portion of the third Floor, in each case, as depicted on as Exhibit C attached hereto and made a part hereof, for use as office space.

D.          Tenant hereby accepts this Lease (and the Premises and the Temporary Premises) upon the covenants and conditions set forth herein and subject to any and all encumbrances, covenants, conditions, restrictions and other matters of record and all applicable zoning, municipal, county, state and federal laws, ordinances and regulations governing and regulating the use of the Premises and the Temporary Premises.

LANDLORD HEREBY DEMISES AND LEASES THE PREMISES AND THE TEMPORARY PREMISES TO TENANT, TO HAVE AND TO HOLD THE SAME for the Term (as defined below), subject in all respects to the covenants and agreements hereinafter contained.

Promptly following the determination of the Lease Commencement Date for the Premises pursuant to the terms and provisions of this Lease, Landlord and Tenant shall execute an amendment to this Lease reflecting such Lease Commencement Date and any related required modifications to this Lease as a result thereof, including modifications of the schedules of annual base rental set forth in Section 1.1 and Section 17.1 to reflect (i) the modified dates applicable to each Lease Year (or portion thereof) during which a particular annual base rental is applicable, (ii) modification of the Rent Commencement Date (such that the same shall occur on the date that is six (6) months after the Lease Commencement Date with respect to the Premises) and (iii) modification of the dates upon which the Renewal Term will commence and expire.

As used in this Lease, the following terms shall have the meanings hereinafter set forth:

(a) “Expiration Date” shall mean (i) with respect to the Premises, the last day of the month in which the date occurs that is five (5) years and six (6) months following the Lease Commencement Date, and (ii) with respect to the Temporary Premises, the Premises Completion Date.

(b) “Initial Term” shall mean, with respect to the Premises or the Temporary Premises, the period commencing on the Lease Commencement Date applicable thereto and expiring on the Expiration Date applicable thereto.

(c) “Lease Commencement Date” shall mean (i) with respect to the Premises, the date that is the earlier of (A) the later of (1) July 1, 2018 and (2) the Premises Completion Date, and (B) the Outside Lease Commencement Date, and (ii) with respect to the Temporary Premises, the date of this Lease.

(d) “Lease Year” shall mean each twelve (12)-month period beginning on the Lease Commencement Date and continue throughout the Term.
(e) “Outside Lease Commencement Date” shall mean August 1, 2018.

(f) “Premises Completion Date” shall mean the date upon which the Initial Work has been fully completed by Tenant or the date upon which Tenant has commenced its operations in the Premises, whichever occurs earlier.

(g) “Term” shall mean the Initial Term, as the same may be sooner terminated or, in the case of the Premises, extended, in each case in the manner provided hereinafter.

Agreements:

Now, therefore, for and in consideration of the foregoing Recitals (which are hereby made a part of this Lease), the Exhibits attached hereto, and the covenants and agreements hereafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

ARTICLE 1

BASE RENT; OTHER AMENITIES

Section 1.1        Base Rent.  In consideration of the leasing aforesaid, and subject to the terms, provisions and conditions of this Lease (including, without limitation, this Section 1.1), Tenant agrees to pay to Landlord, by wire transfer of immediately available funds to Landlord as follows:

MB Financial Bank
ABA # 071001737
for credit to the account of
Lake Forest Landmark Company, LLC
Account # 71251740

or at such other place as Landlord from time to time may designate in writing to Tenant (such modified payment instructions being effective only as to payments due to Landlord after the expiration of ten (10) business days after delivery of such written notice to Tenant), an annual base rental commencing on January 1, 2019 (the “Rent Commencement Date”) and continuing throughout the Term, based on the RSF of the Premises and the annual base rental rate set forth in the schedule of Base Rent below.  The “RSF” for the Building and the Premises are as set forth in Recital A hereof and Recital C hereof, respectively, and were determined by Landlord in accordance with the methods of measuring rentable area as described in the “Standard Method for Measuring Floor Area in Office Buildings” approved by the American National Standards Institute, Inc. and the Building Owners and Managers Association International (ANSI/BOMA Z65.1-2017), consistently applied (“BOMA Standards”).  Upon completion of the Initial Work (as defined below), Landlord shall re-determine the RSF of the Premises based on BOMA Standards and notify Tenant of such calculation in writing (“Landlord’s RSF Determination”), and subject to the remaining provisions of this paragraph, any applicable adjustments shall be deemed to have been made based on such re-determined RSF (including an adjustment of Base Rent, Tenant’s Pro Rata Share of Real Estate Taxes and Tenant’s Pro Rata Share of Operating Expenses).  Tenant shall have ten (10) days to review Landlord’s RSF Determination and to notify Landlord whether it agrees or disagrees with the calculations with respect thereto.  If Tenant fails to notify Landlord in writing of its disagreement with Landlord’s RSF Determination within such ten (10) day period, then the size of the Premises shall be conclusively deemed to be the size set forth in Landlord’s RSF Determination.  If Tenant timely notifies Landlord in writing of its disagreement with Landlord’s RSF Determination, then Landlord and Tenant shall use diligent, good faith efforts to agree upon the RSF of the Premises within ten (10) days after Tenant delivers its notice of disagreement.  If Landlord and Tenant fail to so agree, then Tenant shall have the right, by delivering written notice to Landlord prior to the end of such ten (10) day period, to have the RSF of the Premises determined by a reputable third architect reasonably acceptable to Landlord through field measurement (using the BOMA standards described above), which determination shall be conclusive and binding on the parties.  Tenant shall bear the cost of such third party architect unless, based on such field measurement, the RSF of the Premises, as so determined by such third party architect, differs from that set forth in Landlord’s RSF Determination by more than three percent (3%), in which event Landlord will bear the cost of such third party architect.  If Tenant fails to notify Landlord in writing of its intention to re-measure the space within the ten (10) day period described above, then the RSF of the Premises as set forth in Landlord’s RSF Determination shall be final and conclusive.  Upon the final determination of the RSF of the Premises in accordance with the provisions set forth above,  Landlord and Tenant shall execute an amendment to this Lease reflecting the final RSF of the Premises and any related required modifications to this Lease as a result thereof, including modifications of Base Rent, Tenant’s Pro Rata Share of Real Estate Taxes and Tenant’s Pro Rata Share of Operating Expenses.

From and after the Rent Commencement Date through the expiration of the Initial Term, Tenant will pay to Landlord an annual base rental for the Premises as follows (it being agreed that the amounts set forth below for the “Annual Base Rent” and the “Monthly Base Rent” assume that the Premises will contain 31,209 RSF):

Lease Year	Annual Base Rental Rate per RSF	Annual Base Rent	Monthly Base Rent

1 (with respect to the partial Lease Year from Rent Commencement Date through June 30, 2019)	$18.00	$561,762.00	$46,813.50
2 (July 1, 2019 through June 30, 2020)	$18.50	$577,366.50	$48,113.88
3 (July 1, 2020 through June 30, 2021)	$19.00	$592,971.00	$49,414.25
4 (July 1, 2021 through June 30, 2022)	$19.50	$608,575.50	$50,714.63
5 (July 1, 2022 through June 30, 2023)	$20.00	$624,180.00	$52,015.00
6 (with respect to the partial Lease Year from July 1, 2023 through December 31, 2023)	$20.50	$639,784.50	$53,315.38

The aforesaid annual rental amounts are sometimes herein referred to as the “Base Rent,” and will be payable monthly, in advance, in equal monthly installments, commencing on the Rent Commencement Date and continuing on the first day of each and every month thereafter for the next succeeding months during the balance of the Term.  If the Rent Commencement Date is a date other than the first day of the calendar month in which the same occurs, monthly rent for the first month of the Term will be prorated based upon the ratio that the number of days in the Term within such month bears to the total number of days in such month.

Section 1.2         Parking.  Visitor parking for the Building will be available in the Parking Area for use by Tenant and its employees, licensees and invitees in accordance with this Section 1.2 and any other applicable provisions of this Lease.  Landlord acknowledges that, in accordance with the Parking Capacity and based upon the Premises containing 31,209 RSF as of the date of this Lease, Tenant and its employees, licensee and invitees shall be entitled to the use of one hundred twenty-four (124) parking spaces within the Parking Area, subject to adjustment upon any adjustment of the RSF of the Premises pursuant to Section 1.1.  Subject to this Section 1.2, Landlord will make eight (8) reserved parking spaces (the “Reserved Spaces”) available in the respective locations delineated on Exhibit B-1 attached hereto and made a part hereof, for the exclusive use of Tenant, and its employees, licensees and invitees, at no additional charge to Tenant.  Such Reserved Spaces will be included in the determination of the Parking

Capacity available to Tenant hereunder.  At Tenant’s sole cost and expense, Landlord will install appropriate signage designating such Reserved Spaces.  Landlord will use its commercially reasonable efforts to preserve the exclusive use of the Reserved Spaces by Tenant, or its employees, licensees and invitees, but will have no other responsibility or obligation to police or assure such exclusive usage (provided that, if Landlord has knowledge that any other tenant or an employee or invitee thereof is using any Reserved Space, Landlord will use commercially reasonable efforts to cause the same to cease the use of such Reserved Space).  Landlord may hereafter reasonably relocate within the Parking Area the Reserved Spaces, provided that Landlord shall use reasonable efforts to provide the same or comparable proximity to the main entrance to the Building as the location of the Reserved Spaces prior to such relocation.  Subject to this Section 1.2 (including, without limitation, the exclusive rights of Tenant with respect to the Reserved Spaces) and without decreasing the Parking Capacity available to Tenant hereunder, Landlord reserves the right to designate areas of the Parking Area where Tenant, and its agents, employees, licensees and invitees, will park, and may exclude Tenant, and its agents, employees, licensees and invitees, from parking in other areas as designated by Landlord; provided, however, that (i) in no event may any such restrictions by Landlord prevent Tenant from utilizing a reasonable number of parking spaces that are located in the portion of the Parking Area that is in the immediate vicinity of the main entrance to the Building, and (ii) except as provided above in this Section 1.2, Landlord will not be liable to Tenant for the failure of any tenant, or its employees, agents, licensees and invitees, to abide by Landlord’s designations or restrictions.  Other than the Reserved Spaces and any parking spaces that have been reserved by Landlord pursuant to the last sentence of this Section 1.2, spaces in the Parking Area will be available on a first come, first serve basis.  Tenant, and its employees, licensees and invitees, will not be permitted to use more spaces in the Parking Area than those attributable to the Premises pursuant to the Parking Capacity, and Landlord will not authorize any other tenant of the Building to use, and will use commercially reasonable efforts to prevent such other tenants of the Building from using, more spaces in the Parking Area than those attributable to such other tenant’s premises in the Building pursuant to the Parking Capacity.  The use of all parking spaces in the Parking Area will be subject to the Rules and Regulations.  Anything in this Lease to the contrary notwithstanding (but subject to Tenant’s rights with respect to the Reserved Spaces) and without decreasing the Parking Capacity available to Tenant hereunder, Landlord may reserve parking spaces in the Parking Area in a location from time to time designated by Landlord, for the exclusive use of visitors to the Building and other tenants in the Building (and their respective employees, licensees and invitees).

Section 1.3         Signage; Flagpoles; Name of Building.  Subject to this Section 1.3, Landlord will provide Tenant with signage and flagpoles, as follows:

(a)         Tenant will be permitted one panel on the monument sign erected near the entrance to the Building (the “Building Monument Sign”).  Landlord shall use reasonable efforts to accommodate Tenant’s selection of which panel of the Building Monument Sign will be occupied by Tenant’s identifying signage, but in all cases subject to accommodation of the panel selection made by Abbott Laboratories (“Abbott”) pursuant to its rights set forth in that certain Office Lease, dated as of December 6, 2017 (as the same may be amended, modified and/or restated from time to time, the “Abbott Lease”), pursuant to which Abbott leases the entire fourth Floor of the Building from Landlord.   All costs and expenses for the design, fabrication and installation of Tenant’s identification thereon will be borne solely by Tenant.  The Building Monument Sign will be of a design consistent with that set forth in Exhibit B-2 attached hereto and made a part hereof.  Among other things, the Building Monument Sign and Tenant’s identification thereon will be subject to such reasonable restrictions and limitations (e.g., as to location, size, design, color, and the like) as Landlord may reasonably impose (provided that such restrictions and limitations shall be uniformly applied by Landlord to all tenants of the Building in a non-discriminatory manner), applicable federal, state and local statutes, ordinances, codes, rules and regulations, and any applicable covenants, conditions or restrictions.  The costs of maintaining and repairing the Building Monument Sign (as opposed to the initial erection thereof, but subject to the exclusions from Operating Expenses set forth in Section 2.2(c)) and

Tenant’s identification thereon will be passed through to Tenant as part of the Operating Expenses (as such term is defined in Section 2.2(c) hereof).

(b)         Tenant shall have the right, at Tenant’s sole cost and expense, to list its name and identification of its offices on the directory of the Building located in the main lobby thereof, which listing shall be subject to the reasonable approval of Landlord as to appearance to ensure that the same is consistent in appearance (e.g., size and color) with the listings of other tenants in the Building on such directory.

(c)         Two (2) flagpoles have been erected on the Property.  Anything in this Section 1.3(c) to the contrary notwithstanding, Landlord and Tenant acknowledge and agree that Landlord will maintain and repair such flagpoles, provided that all costs and expenses in connection with the maintenance and repair thereof (but subject to the exclusions from Operating Expenses set forth in Section 2.2(c)) will be passed through as part of the Operating Expenses.  Landlord will control the usage of the flagpoles (i.e., determine which flags will be flown, at what times, and so forth).  In the event that Landlord elects to permit any other tenant in the Building to use a flagpole for its flag or logo, if Tenant occupies the largest portion of the square footage of the Building among all tenants in the Building at such time (in such case, Tenant being the “Largest Tenant”), Tenant shall have the first option to exhibit its flag or logo on such flagpole.

(d)         During the Term, and for so long as Tenant and/or an affiliate of Tenant occupies all or substantially all of the Premises, Landlord shall not cause nor permit the Building to be named for any other tenant or entity; and, the Building shall be referred to by its street address or, if Landlord elects in its sole discretion, by its current name of “Landmark of Lake Forest” or any variation thereof.

(e)         Subject to the provisions of this Section l.3(e), during the Term, Tenant will have the non-exclusive right to be identified on the sign located on the portion of the Property adjacent to, and easily visible from, the intersection of Route 60 and Saunders Road (the “Route 60 Sign”).  Tenant’s sign panel shall be in the position immediately below the top position (of a total of four (4) available slots) on the Route 60 Sign, provided that, at any time that Abbott is no longer a tenant in the Building and Tenant is the Largest Tenant, Tenant shall have the right to occupy the top position on the Route 60 sign.  All costs and expenses for the design, fabrication and installation of Tenant’s identification thereon will be borne solely by Tenant and Landlord hereby consents to Tenant’s sign vendor performing said services.  The Route 60 Sign and Tenant’s identification thereon will be of a design consistent with that set forth in Exhibit B-3 attached hereto and made a part hereof.  Among other things, the Route 60 Sign and Tenant’s identification thereon will be subject to such reasonable  restrictions and limitations (e.g., as to location, size, design, color, mid the like) as Landlord may reasonably impose (provided that such restrictions and limitations shall be uniformly applied by Landlord to all tenants of the Building in a non-discriminatory manner), applicable federal, state and local statutes, ordinances, codes, rules and regulations, and any  applicable covenants, conditions or restrictions.  The costs of maintaining and repairing the Route 60 Sign and Tenant’s identification thereon will be passed through to Tenant as part of the Operating Expenses (as such term is defined in Section 2.2(c) hereof).

(f)         From and after the erection of any signage of Tenant on the exterior of the Building or in the exterior areas in the vicinity of the Building or the Parking Area, so long as Tenant is the Largest Tenant, Landlord shall not approve any similar signage proposed by any other Tenant (“Other Tenant Signage”) if (i) such Other Tenant Signage is larger in size than the applicable signage of Tenant and (ii) Landlord’s approval of such Other Tenant Signage is required pursuant to the terms of the lease with such other tenant (and, in furtherance of the foregoing clause (ii), any lease with another tenant in the Building entered into by Landlord while this Lease is in effect shall include a provision requiring the consent of Landlord to any signage on the exterior of the Building or in the exterior areas in the vicinity of the Building or the Parking Area that is proposed by the tenant thereunder).  For the avoidance of doubt, this Section 1.3(e) shall not apply to any signage of any other tenant that exists on the date of this Lease.

(g)         The Abbott Lease contains a provision that is substantively identical to Section 1.3(f) above.  As such, notwithstanding anything in this Section 1.3 to the contrary, during such time as Abbott is the Largest Tenant, no signage that is proposed by Tenant to be erected on the exterior of the Building or in the exterior areas in the vicinity of the Building or the Parking Area shall be larger in size than the applicable corresponding signage of Abbott.

ARTICLE 2

ADDITIONAL RENT

Section 2.1         Additional Rent.  In addition to the Base Rent payable by Tenant under the provisions of Article 1 hereof, from and after the Rent Commencement Date, Tenant will pay to Landlord “Additional Rent” as herein provided in this Article 2.  All sums under this Article 2 and all other sums and charges required to be paid by Tenant under this Lease (except Base Rent), however denoted, will be deemed to be “Additional Rent.”  If any such amounts or charges are not paid at the time provided in the Lease, they will nevertheless be collectible as Additional Rent with the next installment of Base Rent falling due.  All payments of Additional Rent and any other payment that is required to be made by Tenant to Landlord under this Lease shall, unless this Lease expressly provides otherwise (e.g., as to the payment of Base Rent), be due and payable to Landlord within thirty (30) days after Tenant’s receipt of an invoice therefor.

Section 2.2        Definitions.  For the purposes of this Article 2, the parties hereto agree upon the following definitions:

(a)         “Calendar Year” will mean each of those calendar years commencing with and including the year during which the Term commences, and ending with the calendar year during which the Term (including any extensions or renewals) terminates.

(b)         “Real Estate Taxes” will mean and include, subject to this Section 2.2(b), all personal property taxes of Landlord relating to Landlord’s personal property located in the Office Complex and used or useful in connection with the operation and maintenance thereof, real estate taxes and installments of special assessments relating to the Property and Office Complex, and all other governmental charges, general and special, ordinary and extraordinary, foreseen as well as unforeseen, of any kind and nature whatsoever, or other tax, however described, and in all cases paid over the maximum lawful period (without the requirement of any interest, penalty or other additional charge), which is levied or assessed by the United States of America or the state in which the Office Complex is located or any political subdivision thereof, against Landlord or all or any part of the Office Complex as a result of Landlord’s ownership of the Property or Office Complex, as or in lieu of real estate taxes and payable during the respective Calendar Year.  Real Estate Taxes will not include any income tax, estate tax, franchise tax, inheritance tax, succession tax, gift tax, or capital stock tax imposed upon Landlord, or and any tax imposed in connection with a change in ownership of, or transfer of all or any interest in, the Property or the Office Complex, including any transfer tax.  Anything in this Section 2.2(b) to the contrary notwithstanding, but for purposes of this Section 2.2(b) only, (i) the Office Complex will include only the Building and the portion of the Property that Landlord from time to time owns and on which the Building is situated (but in no event more than 15.77 acres), and (ii) in no event, and at no time, will the Office Complex include the Second Building or the real property associated therewith.

(c)         “Operating Expenses” will mean and include, except as otherwise provided in this Section 2.2(c), all expenses incurred with respect to the maintenance and operation of the Property and Office Complex as determined by Landlord’s accountant in accordance with generally accepted accounting principles consistently followed, including, without limitation, assessments for the Office Complex, insurance premiums, maintenance and repair costs, steam, electricity, water, sewer, gas and other utility charges, fuel, lighting, window washing, janitorial services, trash and rubbish removal, wages payable to employees of Landlord whose duties are connected with the operation and maintenance of the Property and Office Complex (but only for the portion of their time allocable to work related to the Property or the Office Complex), including payroll taxes, unemployment insurance costs, vacation allowances, and the cost of providing disability insurance or benefits, pensions, profit sharing benefits, hospitalization, retirement or other so-called fringe benefits for such employees, amounts paid to contractors or subcontractors for work or services performed in connection with the operation and maintenance of the Property and Office Complex, all costs of uniforms, supplies and materials used in connection with the operation and maintenance of the Property and Office Complex, and any other expense imposed on Landlord, or its contractors or subcontractors, pursuant to law or pursuant to any collective bargaining agreement covering such employees, all services, supplies, repairs, replacements or other expenses for maintaining and operating the Property and the Office Complex, reasonable attorneys’ fees and costs in connection with any appeal or contest of real estate or other taxes or levies, and such other expenses as may be ordinarily incurred in the operation and maintenance of an office complex and not specifically set forth herein, including, without limitation, reasonable management fees and the costs of a building office at the Office Complex;  provided, however, that any such management fees (including line item administration and maintenance costs, including the aforesaid cost of a building office) for a particular Calendar Year that are in excess of three percent (3%) of the aggregate net rental paid by tenants in the Office Complex for such Calendar Year shall be excluded from Operating Expenses.  The term “Operating Expenses” will also include (i) the pro rata share allocable to the Office Complex of those expenses incurred by Landlord in connection with city sidewalks adjacent to the Office Complex and any pedestrian walkway system (either above or below ground) or other public facility to which Landlord or the Office Complex is from time to time subject in connection with the operation of the Office Complex, (ii) all expenses incurred in connection with the maintenance, repair and operation of the heating, ventilating and cooling systems servicing the Building, exclusive of such systems which service only a particular tenant’s space in the Building (“HVAC System”), as such expenses are determined by Landlord’s accountant in accordance with generally accepted accounting principles consistently followed.  Such expenses will include, without limitation, supplies in connection with the operation of the HVAC System (such as chemicals, filters, belts and the like), electricity separately metered to the operation of the HVAC System, and labor and materials related to the operation of the HVAC System, and (iii) the pro rata share allocable to the Office Complex of all expenses incurred by Landlord in connection with the maintenance, operation and repair of the Common Area (“Common Area Expenses”).

Subject to this Section 2.2(c), the term “Operating Expenses” will not include the following:

(i)                costs of a capital nature, including any capital improvements to Building or any other portion of the Office Complex or the Second Building (including, without, limitation, the HVAC System), including, for the avoidance of doubt, costs incurred with respect to (i) the construction of capital improvements within the premises of any other tenant of the Building or the Second Building or (ii) the expansion of or construction of additional improvements to the Office Complex, in any such case, other than as expressly described in clause (iv) below;

(ii)               expenses incurred in leasing or procuring tenants, leasing commissions, advertising, promotional or marketing expenses, expenses for renovating space for new tenants, tenant improvement allowances, space planning fees or legal expenses incident to enforcement by Landlord of the terms of any lease;

(iii)              costs incurred by Landlord in financing or refinancing any of Landlord’s interests in the Office Complex, the Property or any other property of Landlord, or any portion thereof or any equipment or personal property of Landlord that is used therein, including debt service and other financing charges, ground lease payments or principal payments on any mortgage or other indebtedness of Landlord;

(iv)              depreciation allowance or expense, provided, however, that in the event Landlord installs equipment in or makes improvements or alterations to the Office Complex (including, without limitation, the HVAC System) which (x) are for the purpose of reducing energy costs, maintenance costs or any other Operating Expenses, or (y) are required under any governmental laws, regulations or ordinances which were not required on the date of this Lease, Landlord may include in the Operating Expenses reasonable charges for interest on such investment and reasonable charges for depreciation on the same so as to amortize such investment over the reasonable life of such equipment, improvement or alteration on a straight-line basis;

(v)               wages, salaries, fees, fringe benefits (other than insurance plans and tax-qualified benefit plans) and other compensation paid to any employee of Landlord, including executive officers of the Landlord or the managing agent of the Building or the Second Building above the grade of building manager; in addition, to the extent any costs includable in Operating Expenses are incurred with respect to both the Building and other properties (including, without limitation, wages of personnel who provide services to both the Building and other properties and insurance premiums), there shall be excluded from Operating Expenses a fair and reasonable percentage thereof which is properly allocable to such other properties;

(vi)              subject to Section 4.6 and Section 4.7 hereof, costs to comply with environmental laws, including costs associated with (A) the removal or encapsulation of asbestos or asbestos-containing materials, and costs relating to the phase-out of so-called "Freon" as a coolant, (B) the management, removal or remediation of any Hazardous Materials, (C) any costs or liabilities to any third parties with respect to environmental conditions, or (D) any costs or liabilities incurred as a result of any failure to comply with any environmental laws and any actions to come into compliance therewith;

(vii)             costs and liabilities, including costs of any work performed or service provided, to the extent that Landlord is entitled to reimbursement or compensation from third parties (including insurance proceeds or payments from other tenants), including cost of repairs, replacements or other work occasioned by fire, windstorm or other casualty, to the extent covered by insurance or that would have been compensated through proceeds of insurance had the Landlord maintained insurance customarily carried by similar lessors (but Operating Expenses shall include a commercially reasonable deductible limit under Landlord’s insurance policies), or the exercise by the governmental authorities of the right of eminent domain;

(viii)            costs of heating, ventilating, air conditioning, janitorial, electricity or other services furnished directly to other tenants of the Building or the Second Building on an extra-cost basis after regular hours therefor; the cost of electrical service to the Premises or to the premises of any tenant of the Property (it being understood and agreed that Operating Expenses shall include the cost of electrical service to the common areas of the Building and to the HVAC System);

(ix)              costs of operating, constructing or installing any special service or facility such as an observatory, broadcasting facility, luncheon club, athletic or recreational club and automatic teller machines, provided that the net cost of operating and maintaining the Deli and the Fitness Center will be included as Operating Expenses;

(x)               costs of any repair or maintenance which is covered by warranties, guaranties or service contracts;

(xi)              costs of services performed or costs incurred for other tenants of the Building which is not rendered generally to the tenants of the Building;

(xii)             fees or expenses paid to any agent or affiliate of Landlord, to the extent that such fees or expenses are in excess of the customary market amounts therefor (for Comparable First Class Buildings) which would be paid in the absence of such a relationship;

(xiii)            costs of painting or decorations other than public areas, the costs incurred in connection with preparing space for any other tenant, or the cost of any work furnished by Landlord without charge as an inducement for a tenant to lease space (i.e., free rent, improvement allowances);

(xiv)            expenses, including rent, associated with maintaining a leasing or marketing office;

(xv)             Landlord’s general overhead expenses, to the extent the same are not related to Landlord’s operation of the Building;

(xvi)            legal, accounting and other expenses (including court costs) incident to the negotiation or enforcement by Landlord of the terms of any other leases, recorded restrictions or other matters affecting the Property, or the enforcement by Landlord of the terms of any service contracts, including, without limitation, negotiations with prospective tenants and enforcing provisions of this lease or other leases in the Building; including costs incurred in removing the property of former tenants and/or other occupants of the Building;

(xvii)           rental payments for equipment which, if purchased, would constitute capital expenditures, provided, however, that rental payments for such equipment will be included as Operating Expenses if such payments are for the temporary rental of equipment not customarily maintained in connection with the management or operation of a building of a type similar to the Building or are for the temporary rental of equipment in replacement of equipment being repaired;

(xviii)          penalties, interest, costs, fines, legal fees and/or court costs for Landlord’s late payment of Operating Expenses, Real Estate Taxes, service contract, utility  or other charges;

(xix)            costs of sculptures, paintings and other objects of art located in the Office Complex;

(xx)             Real Estate Taxes, income or franchise taxes, or other such taxes imposed on or measured by the income of Landlord from the operation of the Office Complex; or, to the extent that a separate allocation has been made therefor by the applicable taxing authority, real estate taxes allocable to the leasehold improvements of Tenant and other tenants in the Building;

(xxi)            costs, fines or penalties incurred due to violations by Landlord of any applicable law, statute, ordinance, rule or regulation;

(xxii)           costs to cause the Building, the  Office Complex or any Common Areas to comply with the ADA (hereinafter defined); fines or penalties incurred by Landlord as a result of any breach by it of the provisions of this Lease or any other lease with a tenant of the Building or of any lease or agreement affecting or relating to the Second Building with respect to compliance with the accessibility requirements of Title III of the applicable provisions of the Americans with Disabilities Act of 1990 (the “ADA”);

(xxiii)          charitable or political donations and contributions;

(xxiv)          recovery of any cost item more than once;

(xxv)           costs paid by Landlord to terminate any lease for space in the Building (i.e., so-called “lease takeover costs”);

(xxvi)          costs of any kind or nature associated with the Second Building (but, for the avoidance of doubt, excluding the pro rata share of Common Area Expenses that is allocable to the Office Complex);

(xxvii)         costs incurred in selling or syndicating the ownership of any of Landlord’s interests in the Office Complex or any portion thereof or any equipment or personal property owned by Landlord and used therein;

(xxviii)        costs, liabilities or damages incurred by Landlord arising from the gross negligence or willful misconduct of Landlord or its employees, contractors or agents;

(xxix)          any reserves, including, without limitation, for future expenses, bad debt loss or rent loss or other reserves or deposits required by utilities or other service providers for the Office Complex; and

(xxx)           expenses in connection with utilities, amenities, services or other benefits of a type which are not offered to Tenant but which are provided to another tenant or occupant of the Building or provided to any tenant to a materially greater extent or more favorable manner than generally provided to other tenants;

(xxxi)          the costs of correcting latent defects and defects in construction or renovation of the Building or its systems;

(xxxii)         costs and expenses (including legal fees) incurred due to the violation, or alleged violation, by Landlord, its employees, agents and/or contractors, any tenant or other occupant of the Property, of any terms and conditions of this Lease or of the leases of other tenants of the Property, and/or of any applicable law, that would not have been incurred but for such violation;

(xxxiii)        costs incurred in connection with any disputes between Landlord and/or Landlord's management agent and their employees, tenants or occupants, and providers of goods and services to the Project;

(xxxiv)        any increase in the cost of Landlord’s insurance caused by a specific use of another tenant;

(xxxv)         expenses incurred by Landlord, if any, in connection with the operation, cleaning, repair, safety, management, security, maintenance or other services of any kind provided to any portions of the Building which are leased or designed to be used for retail, garage or storage purposes;

(xxxvi)        any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord, other than the subsidy with respect to the Deli.

(d)         “Tenant’s Pro Rata Share of Real Estate Taxes” and “Tenant’s Pro Rata Share of Operating Expenses” will each mean that portion of the Real Estate Taxes or Operating Expenses, respectively, which portion is equal to the percentage figure determined by dividing the RSF of the Premises by the RSF of all of the leasable office space in the Building.  As of the date of this Lease, with respect to the Premises, Tenant’s Pro Rata Share of Real Estate Taxes and Tenant’s Pro Rata Share of Operating Expenses will each be 20.067%, provided that the same shall be subject to adjustment upon any adjustment of the RSF of the Premises pursuant to Section 1.1.

Section 2.3         Adjustment of Operating Expenses.  Notwithstanding anything to the contrary set forth above, it is agreed that in the event the Building is not fully occupied during any Calendar Year, a reasonable and equitable adjustment will be made by Landlord in computing that portion of the Operating Expenses for such year which vary on the basis of the proportion of the Building which is occupied from time to time, so that such portion of the Operating Expenses will be adjusted to the amount that would have been incurred had the Building been fully occupied during such Calendar Year.  Under no circumstances, however, will Landlord collect more than one hundred percent (100%) of the actual Operating Expenses or the actual Real Estate Taxes.

Section 2.4         Real Estate Taxes and Operating Expenses for 2017 Calendar Year.  Landlord hereby discloses the following with respect to the 2017 Calendar Year:  (a) the Real Estate Taxes are approximately $2.41 per RSF of the Premises; and (b) the Operating Expenses are approximately $6.90 per RSF of the Premises. As to the 2018 Calendar Year, Landlord hereby estimates, in good faith (but which estimate is not otherwise binding on Landlord), that (i) the Real Estate Taxes will be approximately $2.52 per RSF of the Premises; and (ii) the Operating Expenses will be approximately $6.78 per RSF of the Premises.

Section 2.5        Estimated Real Estate Taxes and Operating Expenses for Subsequent Calendar Years.  Subject to Section 2.2(c) hereof, as to each Calendar Year after the initial Calendar Year, Landlord will estimate, in good faith (but which estimate will not otherwise be binding on Landlord), for each such Calendar Year (a) the total amount of the Real Estate Taxes; (b) the total amount of the Operating Expenses; (c) Tenant’s Pro Rata Share of Real Estate Taxes; (d) Tenant’s Pro Rata Share of Operating Expenses; and (e) the computation of the annual and monthly Additional Rent payable during such Calendar Year as a result of increases or decreases in Tenant’s Pro Rata Share of Real Estate Taxes and Tenant’s Pro Rata Share of Operating Expenses.  Such estimate will be in writing, with reasonable detail as to the components of the Real Estate Taxes and the Operating Expenses, the calculation of Tenant’s Pro Rata Share of Real Estate Taxes and Tenant’s Pro Rata Share of Operating Expenses (if such figures have changed since the prior estimate), and the computation of the estimated portion of the Real Estate Taxes and the Operating Expenses to be paid by Tenant.  Such estimates will be delivered to Tenant at the Premises within ninety (90) days after the commencement of the Calendar Year to which such estimates apply; provided, however, that if Tenant requests such estimates to be provided sooner, then promptly after Tenant’s written request therefor, Landlord, using its commercially reasonable efforts, will provide Tenant with Landlord’s then-current good faith estimates thereof, subject to modification by the date which is ninety (90) days after the commencement of the Calendar Year to which such estimates apply; and provided further, however, that in no event will Landlord’s estimates hereunder be provided to Tenant less than thirty

(30) days before the date on which the payment of Tenant’s Pro Rata Share of Real Estate Taxes or Tenant’s Pro Rata Share of Operating Expenses based on such estimates will be due and payable.

Section 2.6        Payment of Additional Rent.  Tenant will pay, as Additional Rent, (a) Tenant’s Pro Rata Share of Real Estate Taxes for each Calendar Year, in the manner provided in this Section 2.6; and (b) Tenant’s Pro Rata Share of Operating Expenses for each Calendar Year, as estimated by Landlord hereunder, in equal monthly installments, in advance, on the first day of each month during each applicable Calendar Year.  In the event that Landlord’s estimate of Tenant’s Pro Rata Share of Operating Expenses is delivered to Tenant after the first day of January of the applicable Calendar Year, then the last estimate for the prior Calendar Year will remain in effect until the estimate for the applicable Calendar Year has been delivered to Tenant.  Such newly estimated amount will thereafter be payable as Additional Rent hereunder, in equal monthly installments, in advance, on the first day of each month over the balance of such Calendar Year, with the number of installments being equal to the number of full calendar months remaining in such Calendar Year.  So long as Landlord has provided Tenant with a copy of the subject bill for Real Estate Taxes at least thirty (30) days in advance of the date on which Tenant is to make payment to Landlord pursuant to this sentence, Tenant will pay Tenant’s Pro Rata Share of Real Estate Taxes to Landlord, in immediately available funds, so that Landlord receives such payment not less than five (5) business days prior to the due date for the payment of such Real Estate Taxes.  In the event that Tenant fails to make such payment by such date, then Tenant will also pay to Landlord, upon demand, any and all penalties and interest for which Landlord is liable as a result of such late payment by Tenant.

Section 2.7         Re-estimates of Operating Expense.  Subject to Section 2.2(c) hereof, not more than once during any applicable Calendar Year, Landlord may re-estimate, in good faith (but which re-estimate will not otherwise be binding on Landlord), the amount of Operating Expenses and Tenant’s Pro Rata Share thereof.  In such event Landlord will notify Tenant, in writing, of such re-estimate, together with reasonable detail as to the components of the Operating Expenses which are the subject of such re-estimate, the calculation of Tenant’s Pro Rata Share of Operating Expenses (if such figure has changed since the prior estimate), and the computation of the estimated portion of the Operating Expenses to be paid by Tenant.  In such notification, Landlord will fix monthly installments for the then-remaining balance of the Operating Expenses to be paid during such Calendar Year in an amount sufficient to pay the re-estimated amount over the balance of such Calendar Year, after giving credit for payments made by Tenant on the previous estimate; provided, however, that in no event will Landlord’s re-estimates hereunder be provided to Tenant less than thirty (30) days before the date on which the payment of Tenant’s Pro Rata Share of Operating Expenses based on such re-estimate will be due and payable.

Section 2.8         Adjustment of Actual Real Estate Taxes and Operating Expenses.  Within one hundred eighty (180) days after the completion of each Calendar Year, Landlord will cause its accountants to determine the actual amount of Real Estate Taxes and Operating Expenses for such Calendar Year and Tenant’s Pro Rata Share thereof, and will deliver a written certification of the amounts thereof to Tenant after the end of each Calendar Year.  If Tenant has paid less than the actual amount of Real Estate Taxes or of Operating Expenses based upon its Pro Rata Share of Real Estate Taxes or its Pro Rata Share of Operating Expenses for any Calendar Year, Tenant will pay the balance of its Pro Rata Share of the same within thirty (30) days after receipt of such statement.  If Tenant has paid more than the actual amount of Real Estate Taxes or of Operating Expenses based upon its Pro Rata Share of Real Estate Taxes or its Pro Rata Share of Operating Expenses for any Calendar Year, Landlord will, at Tenant’s option, either (a) refund such excess or (b) credit such excess against the most current monthly installment or installments due Landlord for its estimate of Tenant’s Pro Rata Share of Real Estate Taxes or Tenant’s Pro Rata Share of Operating Expenses for the next following Calendar Year.  A pro rata adjustment will be made for a fractional Calendar Year occurring during the Term or any renewal or extension thereof based upon the number of days of the Term during such Calendar Year as compared to three hundred sixty-five (365) days, and all additional sums payable by Tenant or credits due Tenant as a result of the provisions of this Article 2 will be adjusted accordingly.

Upon reasonable advance written notice, and during normal business hours, Tenant and its employees, agents and representatives, and any accountants or auditors engaged by Tenant (provided the compensation of whom will not be incentive-based or otherwise dependent, in whole or in part, on the discovery of errors in the computation of Operating Expenses and/or Real Estate Taxes, as applicable), will have the right, at the Premises or at the office of Landlord or the managing agent, to inspect and review Landlord’s books and records with respect to (and only with respect to) Operating Expenses and/or Real Estate Taxes; provided, however, that any such review will be completed in not more than one hundred eighty (180) days after the date on which Landlord has submitted its statement as provided in this Section 2.8.  If Tenant believes that any error exists in Landlord’s calculation of Operating Expenses and/or Real Estate Taxes, Tenant will notify Landlord thereof (giving reasonable detail of the basis for Tenant’s belief) within ten (10) days after the completion of such review.  If Landlord and Tenant agree upon the computation of Operating Expenses and/or Real Estate Taxes, and such computation is equal to or greater than three percent (3%) more than Landlord’s original computation of Operating Expenses and/or Real Estate Taxes, then Landlord will reimburse Tenant for the reasonable, out-of-pocket costs incurred by Tenant in auditing Operating Expenses and/or Real Estate Taxes (including, without limitation, the costs of any accountants or auditors engaged by Tenant), but otherwise, Tenant shall bear all such costs.  If, within twenty (20) days after the delivery of such notification, Landlord and Tenant are not able to agree on the amount of the Operating Expenses and/or Real Estate Taxes, such disagreement will be resolved in accordance with this Section 2.8.  Within ten (10) days after Landlord’s and Tenant’s failure to reach agreement as aforesaid, each of Landlord and Tenant will designate an independent certified public accountant (the compensation of whom will not be incentive-based or otherwise dependent, in whole or in part, on the discovery of errors in the computation of the Operating Expenses and/or Real Estate Taxes), which designation will be set forth in a written notice given to the other.  Within five (5) days thereafter, such two (2) independent certified public accountants will designate a third independent certified public accountant (subject to the aforesaid requirements as to compensation).  Within thirty (30) days after his or her designation, such third independent certified public accountant will determine the amount of the Operating Expenses and/or Real Estate Taxes for the Calendar Year in question, which determination will be made in accordance with the terms, provisions and conditions of this Lease and will be final and binding on both Landlord and Tenant.  Landlord and Tenant will make any necessary adjusting payments to each other within thirty (30) days after the Operating Expenses and/or Real Estate Taxes have been determined in accordance with the foregoing provisions.  The costs of the aforesaid review (including, without limitation, the costs of all three independent certified public accountants) will be borne entirely by Tenant if the results thereof reveal an error of less than three percent (3%) in Landlord’s original computation of Operating Expenses and/or Real Estate Taxes.  The costs of the aforesaid review (including, without limitation, the costs of all three independent certified public accountants) will be borne entirely by Landlord if the results thereof reveal an error which is equal to or greater than three percent (3%) in Landlord’s original computation of the Operating Expenses.

Section 2.9        Separately Metered Utilities.  Electrical service has already been separately metered to the Premises, and such electrical service shall be charged directly to Tenant.  Tenant will pay any and all such charges when due, and prior to the attachment of any lien or other collection action being taken by the utility providing such service.  Such payments will constitute Additional Rent hereunder; provided, however, that the parties acknowledge and agree that such payments will not be due and payable to Landlord, unless Tenant defaults in its payment obligations to the appropriate utilities and, after notice and an opportunity for Tenant to cure as provided herein, Landlord makes such payment itself.

Section 2.10      Other Additional Rent.  Tenant will pay, also as Additional Rent, all other sums and charges required to be paid by Tenant under this Lease, and any tax or excise on rents, gross receipts tax, or other tax, however described, which is levied or assessed by the United States of America or the state in which the Office Complex is located or any political subdivision thereof, against Landlord in respect to the Base Rent, Additional Rent, or other charges reserved under this Lease or as a result of Landlord’s receipt of such other charges accruing under this Lease; provided, however, that Tenant will have no obligation to pay net income taxes of Landlord.

ARTICLE 3

INTEREST ON BASE AND ADDITIONAL RENT; RENT INDEPENDENT

Section 3.1        Interest on Past Due Obligations.  Any installment of Base Rent, Additional Rent, or other charges to be paid by Tenant accruing under the provisions of this Lease which will not be paid when due, will bear interest at a per annum rate equal to two (2) percentage points in excess of the “prime rate” of interest then published in the Midwest Edition of The Wall Street Journal, or another national business newspaper of comparable reputation and circulation if The Wall Street Journal is then no longer published (the “Prime Rate”), from the date when the same is due until the same will be paid, but if such rate exceeds the maximum interest rate permitted by law, such rate will be reduced to the highest rate allowed by law under the circumstances (the “Interest Rate”).

Section 3.2         Rent Independent.  Except as otherwise expressly provided in this Lease, including in Articles 11 and 12 hereof, (a) Tenant’s covenants to pay the Base Rent and the Additional Rent are independent of any other covenant, condition, provision or agreement herein contained; and (b) nothing herein contained will be deemed to suspend or delay the payment of any amount of money or charge at the time the same becomes due and payable hereunder, or limit any other remedy of Landlord.  Base Rent and Additional Rent are sometimes collectively referred to as “Rent.”  Rent will be payable without deduction, offset, prior notice or demand, in lawful money of the United States.

ARTICLE 4

INITIAL WORK; REPAIR; ETC.

Section 4.1         Early Access for Initial Work; Temporary Premises.  Subject to this Section 4.1, from the date of this Lease until the Lease Commencement Date, Tenant will be allowed access to the Premises (provided that such access is permitted by all applicable governmental authorities having jurisdiction) (i) in the case of the Temporary Premises, for the use permitted pursuant to Section 4.5, and (ii) in the case of the Premises, to perform, or cause to be performed, certain work to prepare such Premises for occupancy by Tenant (such work, the “Initial Work”), and upon the completion of such Initial Work, to commence the occupancy of, and operation of its business in, the Premises.   The access to the Premises and the Temporary Premises to be afforded to Tenant pursuant to this Section 4.1 is herein referred to as “Pre-Lease Commencement Date Access.”  The Pre-Lease Commencement Date Access shall be subject to all of the terms and conditions of this Lease, provided that, (A) with respect to the Premises, prior to the Rent Commencement Date, no Rent shall be due or payable from Tenant, except that Tenant will be liable for the cost of services requested by Tenant that are not provided to other tenants in the Building except upon  requests by such other tenants (e.g. freight elevator usage) and any janitorial services described in Section 5.1(a) below, which will not be provided to Tenant prior to the Lease Commencement Date unless expressly requested by Tenant (the “Additional Pre-Lease Commencement Services”), and (B) with respect to the Temporary Premises, no Rent shall be due or payable from Tenant prior to the Outside Lease Commencement Date (after which time Rent shall be due in respect of the Temporary Premises, with base annual rental therefor accruing at a rate of $18.00 per RSF), except that Tenant will be liable for any Additional Pre-Lease Commencement Services requested for the Temporary Premises and Tenant shall make direct payment of all utilities which are separately metered or separately charged to the Temporary Premises in accordance with Section 5.1.  Anything in this Section 4.1 to the contrary notwithstanding, in connection with the Pre-Lease Commencement Date Access and/or the use and occupancy of the

Temporary Premises, (i) Tenant will not unreasonably interfere with any other tenant or other improvements in the Building or the Office Complex or occasion any labor dispute as a result of the Initial Work; and (ii) Tenant does hereby agree to assume all risk of loss or damage to any and all personal property of Tenant or its contractors, subcontractors, agents and employees, and to indemnify, defend and hold harmless Landlord, and its officers, directors, shareholders, employees, contractors and agents, from any loss or damage arising from any injury to the property of Landlord, or its contractors, subcontractors or materialmen, and any death or personal injury to any person or persons to the extent arising out of the Pre-Lease Commencement Date Access, except for liability, loss or damage caused by the negligence or willful misconduct of Landlord or its employees, contractors or agents.  Landlord may, at any time, suspend Tenant’s rights to the Pre-Lease Commencement Date Access in the event that Landlord determines that such access or any of the Initial Work is unreasonably interfering with any other tenant or other improvements in the Building or the Office Complex, is creating security or safety risks or is otherwise not in conformance with the conditions of this Section 4.1.   For the avoidance of doubt and notwithstanding anything in this Lease to the contrary, Landlord shall not charge any supervisory fee, management fee, surcharge or any other charge (including any tap-in charges for connection supplemental air conditioning, sprinklers, etc. that are required in connection with the Initial Work) in connection with the Initial Work, other than any required reimbursement of third party, out-of-pocket costs and expenses incurred by Landlord in connection therewith.

Section 4.2         Initial Work Allowance.

(a)         Tenant shall be solely responsible for all costs and expenses in connection with the Initial Work, provided that Tenant will be entitled to an allowance equal to $28.00 per RSF of the Premises (the “Initial Work Allowance”).

(b)         Tenant may use the Initial Work Allowance to pay hard costs of completing the Initial Work and costs of furniture, fixtures and equipment (including, without limitation, costs of audio-visual and security systems and telephone/data cabling), provided that up to sixty percent (60%) of the Initial Work Allowance, in the aggregate, may be (i) used by Tenant to pay the soft costs of completing such Initial Work (including, without limitation, architectural, engineering and design costs and fees and legal fees) and/or the costs and expenses that Tenant incurs in connection with its move into the Premises or (ii) applied by Tenant as a credit against Rent.

(c)         Landlord shall pay up to three (3) draws from the Initial Work Allowance (including the final draw) to Tenant, each of which draw shall be paid by Landlord to Tenant within thirty (30) days after all of the following conditions are met with respect to such draw:  (i) any such draw prior to the final draw shall be in an amount that is not less than Two Hundred Thousand and No/100 Dollars ($200,000.00), (ii) with respect to any amounts in such draw for hard costs of completing the Initial Work or a portion thereof, Tenant has performed all of the Initial Work as to which the applicable draw is being requested (the “Applicable Initial Work”) in accordance with the approved plans and specifications and in accordance with all other applicable provisions of this Lease, (iii) if applicable, Tenant has obtained building permits for all of the Initial Work with executed sign offs and has furnished copies thereof to Landlord, (iv) with respect to the final draw, if applicable, Tenant has obtained a certificate of occupancy with respect to the Premises, (v) Tenant has furnished Landlord (A) an affidavit from Tenant listing all contractors and suppliers whom Tenant has contracted with in connection with the Applicable Initial Work, together with the cost of each contract, and stating that all if the Applicable Initial Work has been paid for and setting forth the total cost of such Applicable Initial Work, and (B) an affidavit from Tenant’s general contractor listing all subcontractors and suppliers whom the general contractor has contracted with in connection with the Applicable Initial Work, together with the cost of each contract, (vi) Tenant has furnished Landlord mechanics’ lien releases from the general contractor and all other contractors and suppliers who performed work or furnished supplies for or in connection with the Applicable Initial Work the cost or value of which exceeds $25,000 in the aggregate, and (vii) no Default is continuing.  For the avoidance of doubt, nothing in this Section 4.2(c) shall affect the right of Tenant to direct that any portion of the Initial Work Allowance be applied as a credit against Rent pursuant to, and subject to the limitation set forth in, Section 4.2(b) above.

Section 4.3         Repair and Maintenance.  Except as expressly provided in this Lease, Tenant will have and hold the Premises, without any liability or obligation on the part of Landlord for making any alterations, improvements or repairs of any kind in or about the Premises for the Term. Tenant will maintain the Premises and all parts thereof in a good and sufficient state of repair as required by the provisions of this Lease.  For the avoidance of doubt and notwithstanding the foregoing, in no event shall Tenant have any obligation to perform any maintenance or repairs that are the responsibility of Landlord pursuant to Section 5.1(f).

Section 4.4        Effect of Possession.  Landlord represents and warrants that, as of the date of this Lease, it has delivered the Premises and the Temporary Premises to Tenant with all occupants and personal property removed therefrom (other than, in the case of the Temporary Premises, the furniture and other furnishings located therein and owned by Landlord, which have been placed in the Premises by Landlord at the request of, and for the use by, Tenant), broom-cleaned and free of debris, with electrical service separately metered, with all Building systems in good working order and in compliance with all applicable federal, state and local laws, regulations and building codes, including the ADA (subject to any non-compliance related to the ultimate use of the Premises by Tenant that will remedied by the completion of the Initial Work).  Subject to the foregoing, Tenant has inspected the Premises and accepted possession of the Premises in the condition existing on the Execution Date “as is.”  Except as otherwise expressly provided in this Lease, including Article 4, and without limiting Landlord’s obligations under Section 5.1(f), Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations or improvements to prepare the Premises for Tenant’s occupancy.   If and to the extent applicable hereunder and subject to Landlord’s maintenance and repair obligations hereunder (as set forth in Section 5.1(f) hereof), the aforesaid acceptance of possession of the Premises by Tenant is deemed conclusively to establish that the Premises, and all other improvements of the Office Complex constructed by Landlord for use thereof by Tenant hereunder, have been completed to Tenant’s satisfaction and in accordance with the first sentence of this paragraph. Tenant acknowledges that, except as expressly provided in this Lease, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises or the Office Complex, or any portion thereof, or with respect to the suitability or fitness thereof for the conduct of Tenant’s business, or for any other purpose.

Section 4.5         Use.  The Premises will be used for general office purposes, storage and dining facilities, and for carrying on such activities as may be incidental thereto; provided, however, Tenant may not use or occupy the Premises, or permit the Premises to be used or occupied, contrary to any statute, rule, order, ordinance, requirement or regulation applicable thereto, or in any manner which would violate any certificate of occupancy or permit affecting the same, or which would cause structural injury to the Building or the Premises, or any portion thereof, or cause the value or usefulness of the Building or the Premises, or any portion thereof, substantially to diminish (reasonable wear and tear excepted) or which would constitute a private or public nuisance or waste.  Among other things, Tenant will not permit its employees, licensees or invitees to exceed the Parking Capacity of the Parking Area, based on the RSF of the Premises.  Tenant agrees that it will promptly, upon discovery of any such use, take all necessary steps to compel the discontinuance of such use.

Section 4.6         Compliance with Environmental Laws.  Except as expressly provided in this Lease, Tenant will not (i) cause or permit the escape, disposal or release of any Hazardous Materials in, on or around the Premises or the Office Complex, or any portion thereof or in the vicinity thereof, and (ii)  allow the storage or use of any Hazardous Materials in any manner not sanctioned by law, nor allow to be brought into the Office Complex any Hazardous Materials.  As used herein, “Hazardous Materials” shall mean such materials and substances as are described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., the Illinois Environmental Protection Act, as amended, 415 ILCS 5/11 to 5/33 et seq., and any other applicable federal, state or local laws and the regulations adopted under these acts, provided that, for purposes of this Section 4.6 and Section 4.7 below, Hazardous Materials shall expressly exclude (and the provisions of said sections of this Lease shall not prohibit or restrict) de minimis amounts of any materials or substances that would otherwise constitute Hazardous Materials but which are in compliance with all applicable laws and are customarily present in a general office use (e.g., copying machine chemicals and kitchen cleansers).  If any lender or governmental agency requires testing to ascertain whether there has been any release of Hazardous Materials, then the reasonable costs thereof will be reimbursed by Tenant to Landlord upon demand as additional charges if such testing (i) relates to activities conducted on the Premises or to Tenant’s possession of the Premises and (ii) demonstrates a breach of Tenant’s obligations under this Section 4.6.  In addition, Tenant will execute reasonable affidavits, representations and the like from time to time at Landlord’s request concerning Tenant’s knowledge and belief regarding the presence of Hazardous Materials on the Premises or the Office Complex.  Tenant shall indemnify, defend and hold harmless Landlord, and its affiliates, officers, directors, shareholders, employees, contractors and agents, from any liability, loss or damage resulting from the breach by Tenant of its obligations under this Section 4.6.  Notwithstanding anything to the contrary contained in this Section 4.6, Tenant shall have no obligations or liability with respect to Hazardous Materials that existed in the Premises prior to the date of this Lease (“Pre-Existing Hazardous Materials”).   This Section 4.6 shall survive the expiration or earlier termination of the Term.

Section 4.7         Landlord’s Environmental Covenants.

(a)         Hazardous Materials.  Landlord hereby represents to Tenant that, as of the date of this Lease, no asbestos (including friable asbestos in any form, including insulation and flooring) or other Hazardous Materials are located on, in, above or below the Property, the Office Complex, the Building, the Premises, or any portion thereof in amounts or concentrations that violate applicable environmental laws, except (i) as may be disclosed in those certain environmental reports, disclosures and other information identified in Exhibit  D attached hereto and made a part hereof, copies of which have heretofore been delivered to Tenant, and (ii) any such Hazardous Materials that have been released by any other tenant in the Building in its premises without the knowledge of Landlord.  In addition, Landlord hereby covenants that, to Landlord’s actual knowledge, Landlord will not generate, store or release on, in, above or below the Property, the Office Complex, the Building, the Second Building, the Premises, or any portion thereof, any asbestos or other Hazardous Materials, except in accordance with applicable law, and in the event of such generation, storage or release by Landlord, it shall cause, at its sole cost and expense, the applicable Hazardous Materials to be remediated in accordance with applicable laws and, in connection therewith, use reasonable efforts to minimize the interference to the business of Tenant in the Premises.

(b)         Indoor Air Quality.  Subject to this Section 4.7(b), Landlord represents and covenants to and with Tenant that, to Landlord’s actual knowledge, (i) the Premises contain appropriate ventilation equipment which has been installed in substantial accordance with applicable law, as the same is in force and interpreted as of the date of this Lease; and (ii) such ventilation equipment will be operated, inspected and maintained during the Term in accordance with applicable law and commercially reasonable standards.  In the event that Tenant believes that Landlord is in breach of any of its obligations under this Section 4.7(b), Tenant will promptly deliver written notice thereof to Landlord, together with reasonable details as to the basis for such belief, and will provide Landlord with a reasonable opportunity to cure any such breach before Landlord has any liability under this Section 4.7(b).  Anything in this Section 4.7(b) or elsewhere in this Lease to the contrary notwithstanding, Landlord will not be liable under this Section 4.7(b) for (i) any damages that Tenant, or anyone claiming by, through or under Tenant, may suffer as a result of any items which are included as part of any Work performed by or on behalf of Tenant (as opposed to items which are included as part of the base building portion of the Building, including, without limitation, the Parking Area and sitework and landscaping, but exclusive of any and all improvements of or for other occupants of the Building and also exclusive of any corridor-related improvements and public amenities which are located in the Premises or on the Premises side of a common corridor (the “Base Building”), for which Landlord is responsible as provided in the first sentence of this Section 4.7(b)), (ii) any damages that Tenant, or anyone claiming by, through or under Tenant, may suffer as a result of any acts or omissions by Tenant, or its employees, agents, contractors, invitees or licensees, or (iii) any indirect, consequential, special or punitive damages that Tenant, or anyone claiming by, through or under Tenant, may suffer.

(c)         Indemnification by Landlord.  Landlord shall indemnify, defend and hold harmless Tenant, and its affiliates, officers, directors, shareholders, employees, contractors and agents, from any liability, loss or damage resulting from (i) the breach by Landlord of its obligations under this Section 4.7 and (ii) Pre-Existing Hazardous Materials.  This Section 4.7(c) shall survive the expiration or earlier termination of the Term.

ARTICLE 5

SERVICES

Section 5.1        Services Provided by Landlord.  Subject to the provisions of Article 2 hereof, Landlord will provide the following services, in a manner consistent with similar services provided in other first class (i.e., Class A) office buildings in Lake Forest, Illinois (“Comparable First Class Buildings”), on all days excepting Saturdays, Sundays and those holidays set forth on Exhibit E attached hereto and made a part hereof (“Holidays”), and as otherwise stated (the cost of which services, except as otherwise provided herein, will be included among the Operating Expenses):

(a)         Nightly janitorial services Monday through Friday (other than Holidays) in and about the Premises.  The janitorial services furnished to the Premises will include cleaning, trash removal, necessary dusting and vacuuming, maintaining towels, tissue and other restroom supplies and such other work as is customarily performed in connection with nightly janitorial services in other Class A office facilities in the vicinity of the Building, as generally described on Exhibit F attached hereto and made a part hereof.

(b)         All electric lighting bulbs and tubes and all ballasts and starters within the Premises will be replaced by Landlord at the reasonable expense of Tenant and will be paid by Tenant upon receipt of invoice from Landlord as Rent.

(c)         Heat, ventilating and air conditioning from 8:00 a.m. to 6:00 p.m., Monday through Friday (other than Holidays), and from 8:00 a.m. to 1:00 p.m. on Saturdays (other than Holidays), as generally described in Exhibit G attached hereto and made a part hereof, subject to matters beyond Landlord’s reasonable control.  During other hours and days, Landlord will provide such additional amounts of heating, ventilating and air conditioning upon a reasonable advance notice from Tenant to Landlord, which advance notice will not be later than 12:00 noon on the day on which such additional service is requested (or 12:00 noon on the business day before a Saturday, Sunday or Holiday).  Tenant, upon presentation of a bill therefor, will pay Landlord for such service on an hourly basis at a rate of $85.00 per hour, which charges may be increased if energy costs increase (provided that such increases shall not exceed the actual cost incurred by Landlord therefor).  If such extended service is not a continuation of that furnished during regular business hours as described above, Tenant will pay for a minimum of three (3) hours of such service.

(d)         Hot and cold water from the regular building outlets for lavatory and drinking purposes.

(e)         Passenger elevator service in common with other tenants to be provided by three (3) automatic elevators, one of which is a “swing” elevator for use also as a freight elevator.  Landlord will have the right to restrict the use of elevators for freight purposes to the “swing”  freight elevator and to hours to be reasonably determined by Landlord.  Landlord will have the right to reasonably limit the number of elevators to be in operation on Saturdays, Sundays and Holidays.  Subject to any actual delay that is caused or contributed to by act or omission of Tenant, or those acting for or under Tenant, or by a labor dispute, casualty, act of God or the public enemy, governmental embargo restriction, shortage of fuel, labor, or building materials, action or non-action of public utilities, or of local, state or federal governments affecting the work, or other causes beyond Landlord’s reasonable control (an “Excused Delay”), at least one (1) such passenger elevator will be available at all times during the Term.

(f)         Maintenance in good order, condition and repair of the Parking Area and all driveways leading thereto and keeping the same free from any unreasonable accumulation of snow.  Landlord will keep and maintain the landscaped exterior areas in the vicinity of the Building and the Parking Area in a neat and orderly condition (and in the case of the Parking Area, in a reasonably well-lit condition).

Landlord will also maintain in good, clean order, condition and repair, and will perform and make all reasonably necessary maintenance, repairs and replacements to, (i) the roof, (ii) all of the structural components (including the foundation and exterior walls), (iii) the elevators, (iv) all other common areas and building systems (including plumbing, electrical and HVAC systems), equipment and conduits of the Building (including within and running through the Premises), except any such building system, equipment or conduit that is installed in the Premises by Tenant, and (v) the Common Area, the Parking Area and all driveways, sidewalks and landscaping within the Office Complex.

(g)         Subject to the Rules and Regulations and other reasonable security restrictions, and except for matters beyond Landlord’s reasonable control, access to the Building, the Parking Area and the Premises on a 24 hours per day, 7 days per week and 365 days per year basis.

(h)         Tenant will have the right to access any previously-installed Base Building communications systems, subject to Landlord’s prior reasonable written approval from time to time, and also subject to Tenant’s payment of any prevailing charges therefor, as reasonably established by Landlord from time to time.  In addition, subject to this Section 5.1(h), Tenant will have the right to install, maintain and operate on the roof of the Building, and will have the obligation to remove at the end of the Term, all at Tenant’s sole cost, expense and risk, a satellite or microwave “dish” for transmission and reception purposes and other equipment/infrastructure supporting Tenant’s operation in the Premises (collectively, “Tenant’s Roof Equipment”), all of which Tenant’s Roof Equipment will conform with specifications that Tenant will deliver to Landlord prior to any such installation, maintenance and operation, and which will be subject to Landlord’s prior reasonable written approval.  The installation and maintenance of any such Tenant’s Roof Equipment will comply with any and all applicable laws.  Further, (i) the location thereof will be as Landlord may designate; (ii) any structural support therefor that Landlord may reasonably determine is required in addition to the structural support contemplated in connection with the construction of the Base Building, will be at the sole cost and expense of Tenant; (iii) the installation, maintenance and operation of any such Tenant’s Roof

Equipment will not, among other things, pierce the roof or roof membrane or otherwise cause any damage to the roof or structural support of the Building, or interfere with the operation of the Building’s systems; (iv) Tenant will be solely responsible for obtaining and maintaining reasonable property and liability insurance in connection with any such Tenant’s Roof Equipment; and (v) Tenant will be solely responsible for all costs and expenses relating to the removal of any such Tenant’s Roof Equipment at the expiration of the Term (including, without limitation, any and all patching or restoration work required in order to return the roof or structural support of the Building to substantially the condition thereof prior to the installation of any such Tenant’s Roof Equipment).  Landlord will provide Tenant with access to and through the Building’s telecommunications room(s) and shaft, riser and conduit space leading to such telecommunications room(s) to the Premises and from the Premises to the roof of the Building, in each case, which is reasonably sufficient in connection with Tenant’s operation of Tenant’s Roof Equipment.

(i)          Tenant shall have the right to install, maintain and operate a security system in the Premises (“Tenant’s Security System”), which security system may incorporate key card access.  Landlord shall reasonably cooperate with Tenant to ensure that the keyless entry components of Tenant’s Security System are compatible with the keyless entry system for the Building.  Tenant’s Security System shall at all times be maintained, repaired and replaced as needed by Tenant, at Tenant’s sole cost and expense.  Landlord’s prior reasonable consent shall be required to the installation of Tenant’s Security System to the extent that any portion thereof adversely affects the structural, mechanical, electrical, plumbing, fire/life safety or heating, ventilating and air conditioning systems of the Building.   Landlord shall have no liability for any failure or other breach of Tenant’s Security System.  Tenant’s Security System shall (i) not interfere with Landlord’s ability to access the Premises as and when necessary in order for Landlord to fulfill Landlord’s obligations under this Lease (it being agreed that Tenant shall supply Landlord with security cards or other means of accessing the Premises) and (ii) at all times comply with any and all applicable laws.  If requested by Landlord, Tenant will remove Tenant’s Security System from the Building upon the expiration or sooner termination of this Lease, and Tenant, at Tenant’s sole cost and expense, will repair any damage to the Building resulting from such removal.

(j)          A proximity card access system; provided, however, that Landlord will not be liable for any lack of security in respect to the Office Complex whatsoever.

(k)         Fiber optics to the Building’s  “NET POP” on the first Floor and available for Tenant’s distribution (at its sole cost and expense) to the Premises.

(l)          Window washing for the exterior windows of the Building.

(m)        Pest control for the Building.

Section 5.2         Tenant’s Utility Services.  Tenant will be solely responsible for the direct payment of all utilities which are separately metered or separately charged (electric, natural gas, telephone, cable television and any other special utility requirements of Tenant), if any, to the Premises or to Tenant, and will make such payments to the respective utility companies prior to delinquency.  Such amounts will not be included as Operating Expenses.

Section 5.3         Other Provisions Relating to Services.  No interruption in, or temporary stoppage of, any of the aforesaid services caused by repairs, renewals, improvements, alterations, strikes, lockouts, labor controversy, accidents, inability to obtain fuel or supplies, or other causes will be deemed an eviction or disturbance of Tenant’s use and possession, or render Landlord liable for damages, by abatement of rent or otherwise, or relieve Tenant from any obligation herein set forth; provided, however, that in the event of any interruption in, or temporary stoppage of, any such services to the Premises, which interruption or stoppage is not due to any act or omission of Tenant, or those acting for or under Tenant (but regardless of any other Excused Delays), unless the failure of the re-institution of the same is due to any act or omission of Tenant or those acting for or under Tenant, (i) if the same continues for three (3) consecutive business days, then all Base Rent, Operating Expenses and Real Estate Taxes, with respect to that portion of the Premises which is rendered untenantable as a result of such interruption or stoppage, will thereafter abate until such services are re-instituted, and (ii) if the same continues for one hundred eighty (180) consecutive days and the same has a material, adverse effect on the conduct of Tenant’s business in the Premises, then Tenant shall have the right to terminate this Lease by providing written notice thereof to Landlord prior to the re-institution of the applicable services.  In no event will Landlord be required to provide any heat, ventilating and air conditioning, electricity or other service in excess of that permitted by voluntary or involuntary guidelines or laws, ordinances or regulations of governmental authority.  Landlord reserves the right, from time to time, to make reasonable and non-discriminatory modifications to the aforesaid standards for utilities and services.

Section 5.4        Effects on Utilities.  Tenant will not, without the prior written consent of Landlord, use any apparatus or device in or about the Premises which will cause any substantial noise or vibration or which will substantially increase the amount of electricity or water, if any, usually furnished or supplied for use of the Premises as provided herein.  Tenant will not connect with electric current or water pipes, except through existing electrical or water outlets already in the Premises or outlets installed in the Premises in accordance with the terms and provisions of this Lease, any apparatus or device for the purposes of using electric current or water.

ARTICLE 6

INSURANCE

Section 6.1         Landlord’s Casualty Insurance Obligations.  Landlord will keep the Office Complex insured for the benefit of Landlord in an amount equivalent to the full replacement value thereof (excluding foundation, grading and excavation costs) against:

(a)         loss or damage by fire; and

(b)         such other risk or risks of a similar or dissimilar nature as are now or may be customarily covered under an all-risk property insurance policy with respect to buildings and improvements similar in construction, general location, use, occupancy and design to the Office Complex, including, but without limiting the generality of the foregoing, windstorms, hail, explosion, vandalism, malicious mischief, civil commotion, and such other coverage as may be deemed necessary by Landlord, providing such additional coverage is obtainable and providing such additional coverage is such as is customarily carried with respect to buildings and improvements similar in construction, general location, use, occupancy and design to the Office Complex.

Such policies of insurance will be written in companies having an A.M. Best’s  “General Policy Holding Rating” of A- or better and a financial rating class of VII or better, or otherwise reasonably satisfactory to Tenant, with deductibles not to exceed $10,000 per event.

These insurance provisions will in no way limit or modify any of the obligations of Tenant under any provision of this Lease.  Landlord agrees that such policy or policies of insurance will permit releases of liability as provided herein and/or waiver of subrogation clause as to Tenant.  Landlord waives, releases and discharges Tenant from all claims or demands whatsoever which Landlord may have or acquire arising out of damage to or destruction of the Building or Office Complex, or any personal property therein, or loss of use thereof, occasioned by fire or other casualty which is or is required to be insured against under the terms of the policies required to be carried by Landlord pursuant to this Section 6.1 or Section 6.3(c) (whether or not Landlord actually carries such policies), regardless of the negligence or fault of Tenant, its agents, employees, customers or business invitees.  Landlord agrees to look to the insurance coverage only in the event of such loss.  Insurance premiums paid for insurance coverage required under this Article 6 by Landlord will be a portion of the “Operating Expenses” described in Article 2 hereof.

Section 6.2        Tenant’s Casualty Insurance Obligations.  Tenant will keep all of its machinery, equipment, furniture, fixtures and personal property (including also property under the care, custody, or control of Tenant) which may be located in, upon, or about the Premises insured for the benefit of Tenant in an amount equivalent to the full insurable replacement value thereof against:

(a)         loss or damage by fire; and

(b)         such other risk or risks of a similar or dissimilar nature as are now, or may in the future be customarily covered with respect to a tenant’s machinery, equipment, furniture, fixtures, personal property and business located in a building similar in construction, general location, use, occupancy and design to the Office Complex, including, but without limiting the generality of the foregoing, windstorms, hail, explosions, vandalism, theft, malicious mischief, civil commotion, and such other coverage as Tenant may deem appropriate or necessary.

Such policies of insurance will be written in companies having an A.M. Best’s  “General Policy Holding Rating” of A- or better and a financial rating class of VII or better, or otherwise reasonably satisfactory to Landlord, with deductibles reasonably acceptable to Landlord.

Tenant agrees that such policy or policies of insurance will permit release of liability as provided herein and/or waiver of subrogation clause as to Landlord.  Tenant waives, releases and discharges Landlord, and its agents, employees and contractors, from all claims or demands whatsoever which Tenant may have or acquire arising out of damage to or destruction of the machinery, equipment, furniture, fixtures, personal property, and loss of use thereof occasioned by fire or other casualty  required to be insured against by Tenant pursuant to this Section 6.2 whether or not Tenant actually carries such policies), regardless of the negligence or fault of Landlord, or its agents, employees or contractors.  Tenant agrees to look to the insurance coverage only in the event of such loss.

Section 6.3        Landlord’s Liability Insurance Obligations.  Landlord will, as a portion of the Operating Expenses, maintain, if and to the extent that Landlord reasonably deems appropriate, for its benefit and the benefit of its mortgagee and management agent, (a) commercial general liability insurance against claims for personal injury, death or property damage occurring upon, in or about the Office Complex, (b) broad form comprehensive boiler and machinery insurance, including, without limitation, business interruption, extra expense and refrigeration coverage, endorsed with joint loss agreement, (c) all-risk property insurance on a replacement cost basis covering the Building and the Office Complex, including, without limitation, loss of rents, business interruption, extra expense coverage and building ordinance coverage and joint loss agreements endorsements, (d) umbrella liability coverage in excess of the underlying limits of the insurance described in clause (a) above, (e) worker’s compensation and employee liability insurance covering all employees of Landlord performing work in, on or with respect to the Office Complex, and (f) comprehensive automobile liability coverage, also covering hired and non-owned automobiles.  Such policies of insurance will be written in companies having an A.M. Best’s  “General Policy Holding Rating” of A- or better and a financial rating class of VII or better, or otherwise reasonably satisfactory to Tenant, with deductibles not to exceed $10,000 per event.

Section 6.4         Tenant’s Liability Insurance Obligations.  Tenant will, at Tenant’s sole cost and expense but for the mutual benefit of Landlord, its managing agent and Tenant, maintain commercial general liability insurance for its business operations on the Premises in an amount of not less than $5,000,000.00 combined single limit bodily injury and property damage in any one occurrence (including umbrella coverage).  Such policy of insurance will be issued by companies having an A.M. Best’s rating of A- or better, and a financial rating class of VII or better, and shall be in form reasonably satisfactory to Landlord (and at any time that such insurance is not being maintained by Tenant or its affiliate that is an assignee of, or subtenant under, this Lease, with deductibles reasonably satisfactory to Landlord), naming Landlord and its managing agent as additional insureds thereunder, and such policies, or a memorandum or certificate of such insurance (including, if requested by Landlord, evidence that the premium therefor shall have been fully paid), will be delivered to Landlord by the company or agency issuing the same.  Landlord and Tenant will review the limits for the above required insurance policy every five (5) years and such limits shall be increased to proper limits as circumstances warrant; provided, however, the limits shall not be reduced below those stated above.  Tenant agrees to include in such policy the contractual liability coverage, and Tenant’s insurance policy will be primary and non-contributory.  Such insurance will also afford coverage for claims based upon acts, omissions, injury or damage, which claims occurred or arose (or the onset of which occurred or arose) in whole or in part during the policy period, subject to the terms of Tenant’s insurance policy.

Section 6.5         Indemnifications.

(a)         Indemnification by Tenant.  Tenant agrees to indemnify, protect, defend and hold Landlord, and Landlord’s partners, members, managers, directors, officers, shareholders, employees, contractors, agents, lenders and managing agents, harmless from and against any and all claims, costs, liabilities, actions and damages, including, without limitation, reasonable attorneys’ fees and costs, on behalf of any person or persons, firm or firms, corporation or corporations, arising from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed, pursuant to the terms of this Lease, or arising from any act, negligence or willful misconduct of Tenant, or its agents, contractors, employees, invitees or licensees, or arising from any accident, injury or damage to the extent caused by Tenant, or its agents, contractors, employees, invitees or licensees, to any person, firm or corporation, occurring during the Term, in or about the Premises or the Office Complex.  In case any action or proceeding is brought against Landlord, or Landlord’s partners, members, managers, directors, officers, shareholders, employees, contractors, agents, lenders or managing agents, by reason of any such claim, Landlord will notify Tenant thereof in writing, and Tenant covenants thereafter to resist or defend such action or proceeding by counsel reasonably satisfactory to Landlord.

(b)         Indemnification by Landlord.  Landlord agrees to indemnify, protect, defend and hold Tenant, and Tenant’s partners, members, managers, directors, officers, shareholders, employees,

contractors and agents, harmless from and against any and all claims, costs, liabilities, actions and damages, including, without limitation, reasonable attorneys’ fees and costs, on behalf of any person or persons, firm or firms, corporation or corporations, arising from any breach or default on the part of Landlord in the performance of any covenant or agreement on the part of Landlord to be performed, pursuant to the terms of this Lease, or arising from any act, negligence or willful misconduct of Landlord, or its agents, contractors, employees, invitees or licensees, or arising from any accident or injury to the extent caused by Landlord, or its agents, contractors, employees, invitees or licensees, to any person, firm or corporation, occurring during the Term, in or about the Premises or the Office Complex.  In case any action or proceeding is brought against Tenant, or Tenant’s partners, members, managers, directors, officers, shareholders, employees, contractors or agents, by reason of any such claim, Tenant will notify Landlord thereof in writing, and Landlord covenants thereafter to resist or defend such action or proceeding by counsel reasonably satisfactory to Tenant.

(c)         Limitation on Liability.  Anything in this Section 6.5 to the contrary notwithstanding, neither Landlord nor Tenant will be liable to the other under this Section 6.5 for any indirect, consequential, special or punitive damages which the other may suffer as a result of the matters which are the subject of the indemnification obligations of Landlord and Tenant, respectively, hereunder.  The provisions of this Section 6.5 will survive the termination of this Lease.

Section 6.6        Tenant’s and Landlord’s Respective Waivers.  Tenant agrees, to the extent not expressly prohibited by law, that Landlord, and its agents, employees and servants, will not be liable, and Tenant waives all claims, for damage to property (including theft or misappropriation thereof) and business sustained during the Term by Tenant occurring in or about the Office Complex, resulting directly or indirectly from any existing or future condition, defect, matter or thing in the Premises, the Office Complex, or any part thereof, or from equipment or appurtenances becoming out of repair or from accident, or from any occurrence or act or omission of Landlord, or its agents, employees or servants, or any tenant or occupant of the Building or any other person, other than the gross negligence or willful misconduct of Landlord, or its agents, employees or servants.  This grammatical paragraph of this Section 6.6 will apply especially but not exclusively, to damage caused by aforesaid or by the flooding of basements or other subsurface areas, or by refrigerators, sprinkling devices, air conditioning apparatus, water, snow, frost, steam, excessive heat or cold, falling plaster, broken glass, sewage, gas, odors or noise, or the bursting or leaking of pipes or plumbing fixtures, and will apply equally, whether any such damage results from the act or omission of other tenants or occupants in the Office Complex or any other persons, and whether such damage be caused by or result from any of the aforesaid, or will be caused by or result from other circumstances of a similar or dissimilar nature.

Landlord agrees, to the extent not expressly prohibited by law, that Tenant, and its agents, employees and servants, will not be liable, and Landlord waives all claims, for damage to property and business sustained during the Term by Landlord occurring in or about the Office Complex, resulting directly or indirectly from any existing or future condition, defect, matter or thing in the Premises or the Office Complex, or any part thereof, or from equipment or appurtenances becoming out of repair or from accident, or from any occurrence or act or omission of Tenant, or its agents, employees or servants, other than the gross negligence or willful misconduct of Tenant, or its agents, employees or servants.  This grammatical paragraph of this Section 6.6 will apply especially but not exclusively, to damage caused by aforesaid or by the flooding of basements or other subsurface areas, or by refrigerators, sprinkling devices, air conditioning apparatus, water, snow, frost, steam, excessive heat or cold, falling plaster, broken glass, sewage, gas, odors or noise, or the bursting or leaking of pipes or plumbing fixtures, and will apply equally, whether any such damage results from the act or omission of other tenants or occupants in the Office Complex or any other persons, and whether such damage be caused by or result from any of the aforesaid, or will be caused by or result from other circumstances of a similar or dissimilar nature.

Section 6.7        Landlord’s Deductible.  Provisions herein to the contrary notwithstanding, in the event any damage to the Office Complex results from any act or omission of Tenant, its agents, employees or invitees, and all or any portion of Landlord’s loss is “deductible,” Tenant will pay to Landlord the amount of such deductible loss (not to exceed $10,000 per event, except in the case of flood or earthquake, in which case such deductible loss will not exceed $50,000 per event).

Section 6.8         Tenant’s Property.  All property in the Office Complex or on the Premises belonging to Tenant, its agents, employees, invitees or otherwise located at the Premises, will be at the risk of Tenant only, and, as provided in Section 6.6, Landlord will not be liable for damage thereto or theft, misappropriation or loss thereof.

Section 6.9        Increase in Insurance.  Other than is normal and customary for the occupancy of general office space, Tenant will not do or permit anything to be done in or about the Premises nor bring or keep anything therein which will in any way materially increase the existing rate of or affect in any other way any fire or other insurance upon the Office Complex or any of its contents, or cause a cancellation of any insurance policy covering the Office Complex or any of its contents.  Notwithstanding anything to the contrary contained herein, Tenant will promptly, upon demand (which demand shall include, upon the request of Tenant, reasonable evidence that Tenant’s acts or omissions are the direct cause of any additional premium), reimburse Landlord for the full amount of any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Article 6, it being understood that such demand for reimbursement will not be Landlord’s exclusive remedy.

Section 6.10      Tenant’s Failure to Insure.  In the event Tenant fails to provide Landlord with evidence of insurance required under this Article 6 within twenty (20) days after Landlord’s written demand, Landlord may, but will not be obligated to, without further demand upon Tenant, and without waiving or releasing Tenant from any obligation contained in this Lease, effect such insurance and Tenant agrees to repay, upon demand, all such sums incurred by Landlord in effecting such insurance.  All such sums will become a part of the Additional Rent payable hereunder, but no such payment by Landlord will relieve Tenant from any default under this Lease.

Section 6.11       Tenant’s Right to Self-Insure.

(a)         Right to Self-Insure.  Subject to the terms of Section 6.11(b) below and so long as no monetary Event of Default exists under the terms of this Lease, Tenant shall have the right to self-insure the risks that would otherwise be covered by the commercial general liability insurance policy required to be maintained by Tenant by the terms of Section 6.4 above. If Tenant desires to exercise its right to self-insure, Tenant shall so notify Landlord and Tenant shall thereupon assume the risks of and shall pay from its assets the costs, expenses, damages, claims, losses, and liabilities relating to injury or death to persons or damage to property, if and to the same extent that a third party insurance company would have paid those amounts if the insurance company were insuring those risks under the policy described in Section 6.4 above.

(b)         Minimum Net Worth.  Notwithstanding anything contained in this Agreement to the contrary, the terms of this Section 6.11 permitting Tenant to self-insure shall only be applicable to Depomed, Inc. for so long as the net worth of Depomed, Inc. shall equal or exceed Five Billion Dollars ($5,000,000,000).

ARTICLE 7

CERTAIN RIGHTS RESERVED BY LANDLORD

Section 7.1         Rights Reserved by Landlord.  Landlord reserves the following rights exercisable without notice and without liability to Tenant and without effecting an eviction, constructive or actual, or disturbance of Tenant’s use or possession, or giving rise to any claim for setoff or abatement of rent:

(a)         Subject to Section 1.3 hereof, to control, install, affix and maintain any and all signs on the Office Complex, or on the exterior of the Office Complex, or in the corridors, entrances and other common areas of the Building, except those signs within the Premises not visible from outside the Premises.

(b)         To reasonably designate, limit, restrict and control any service in or to the Office Complex, including, without limitation, the designation of sources from which Tenant may obtain sign painting and lettering; provided, however, that Landlord’s exercise of its rights under this Section 7.1(b) may not materially adversely affect Tenant’s conduct of its business in the Premises or Tenant’s ingress or egress to and from the Premises and the Office Complex and shall be applied to Tenant in a manner that is not discriminatory vis-à-vis the application of the same to any other tenant of the Building.

(c)         Subject, in all respects, to Section 5.1(i), to retain at all times and to use in appropriate instances (or, in the case of Tenant’s designated secure areas, in emergencies only) keys to all doors within and into the Premises.  No locks will be changed without notice thereof to Landlord.

(d)         To make repairs, alterations, additions, or improvements (exclusive of cosmetic changes to the Premises), whether structural or otherwise, in and about the Office Complex, or any part thereof, and for such purposes to enter upon the Premises, and during the continuation of any of such work, to temporarily close doors, entryways, public spaces, and corridors in the Office Complex and to interrupt or temporarily suspend services and facilities; provided, however, that any such repairs, alterations, additions or improvements performed by or on behalf of Landlord will be performed at reasonable times and in a reasonable manner so as to minimize any adverse effects thereof on the Premises or Tenant’s conduct of its business therein (including Tenant’s access to the Premises and its use of the Parking Area as permitted pursuant to this Lease).

(e)         To require that any vending or dispensing machines of any kind in or about the Premises be solely for the use of Tenant’s employees and invitees, and be placed so as not to be visible from the exterior of the Premises.

(f)         To approve the weight, size and location of safes and other heavy equipment and articles in and about the Premises and the Office Complex (consistent with the floor loading specifications of the Base Building), and to require all such items to be moved into and out of the Office Complex and the Premises only at such times and in such manner as Landlord will direct in writing.

(g)         To grant to anyone the exclusive right to conduct any particular business or undertaking in the Office Complex other than general office use, including, without limitation, banks, savings and loan associations, restaurants, cafeterias, candy and/or tobacco shops, and other stores selling retail products; provided, however, that Landlord may not thereby materially adversely affect Tenant’s conduct of its business in the Premises; and provided further, however, that, at Tenant’s request, Landlord and Tenant will cooperate with each other, in a good faith and reasonable manner, so as to permit Tenant to make in-office banking or other amenity arrangements for its employees, so long as such arrangements will not adversely affect Landlord.

Section 7.2        Emergency Entry.  Landlord and its agents may enter the Premises at any time in case of emergency and will have the right to use any and all means which Landlord may deem proper to open such doors during an emergency in order to obtain entry to the Premises.  Any entry to the Premises obtained by Landlord in the event of an emergency will not, under any circumstances, be construed or deemed to be a forcible or unlawful entry into, or detainer of, the Premises, or to be an eviction of Tenant from the Premises or any portion thereof; provided, however, that Landlord will be responsible for its negligent acts in connection with any such entry.

Section 7.3        Exhibition of Premises.  Tenant will permit Landlord and its agents, upon reasonable notice, to enter and pass through the Premises or any part thereof at reasonable times during normal business hours to (a) exhibit the Premises to holders of encumbrances on the interest of Landlord under the Lease and to prospective purchasers, mortgagees or ground lessors of the Office Complex; and (b) during the period of twelve (12) months prior to the expiration of the Term, exhibit the Premises to prospective lessees thereof and, in connection therewith, place signs advertising the Premises for rent on the windows and doors thereof.  Notwithstanding anything in this Lease to the contrary, Landlord agrees to indemnify, protect, defend and hold Tenant, and Tenant’s partners, members, managers, directors, officers, shareholders, employees, contractors and agents, harmless from and against any and all claims, costs, liabilities, actions and damages, including, without limitation, reasonable attorneys’ fees and costs, on behalf of any person or persons, firm or firms, corporation or corporations, arising out of such exhibition of the Premises; provided, however, that Tenant will be liable for its own negligent acts (and those of its employees, contractors and agents) and for the breach of its express obligations hereunder.

Section 7.4         Right of Landlord to Perform.  All covenants and agreements to be performed by Tenant under any of the terms of this Lease will be performed by Tenant at Tenant’s sole cost and expense and without any abatement of Rent.  If Tenant will fail to pay any sum of money (other than Rent due Landlord) required to be paid by it hereunder or will fail to perform any other act on its part to be performed hereunder, including, without limitation, the failure to commence and complete repairs promptly and adequately, and the failure to remove any liens or otherwise to perform any act or fulfill any obligation required of Tenant under this Lease, then after five (5) business days’ prior written notice to Tenant as required hereunder given to Tenant after the expiration of any applicable notice and/or cure period provided for in this Lease (except in cases of emergency) and Tenant’s failure to cure within such five (5) business day period, Landlord may, but will not be obligated to do so, and without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such act on Tenant’s part to be made or performed as in this Lease provided.  All sums so paid by Landlord and all necessary incidental costs, together with an administrative charge in the amount of fifteen percent (15%) of any costs incurred by Landlord, and interest thereon at the Interest Rate accruing from the date paid or incurred by Landlord until reimbursed to Landlord by Tenant, will be payable to Landlord by Tenant as Rent on demand and Tenant covenants to pay all such sums.  Landlord will have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of Tenant’s nonpayment of such sums, as in the case of default by Tenant in the payment of Rent to Landlord.

ARTICLE 8

ALTERATIONS AND IMPROVEMENTS

Section 8.1        Procedures for Tenant’s Improvements.  Tenant will not make any improvements, alterations, additions or installations in or to the Premises (herein referred to as the “Work” and expressly including the Initial Work) without Landlord’s prior written consent, which consent will not be unreasonably withheld or delayed; provided, however, that (i) the Initial Work and (ii) any Work which neither costs in excess of One Hundred Fifty Thousand and 00/100ths Dollars ($150,000.00) nor materially adversely affects the structural, mechanical, heating, ventilating and air conditioning, or electrical systems of the Building may be effected by Tenant without Landlord’s prior written consent; and provided further, however, that Tenant will notify Landlord in writing prior to the commencement of any Work which costs in excess of Fifteen Thousand and 00/100ths Dollars ($15,000.00), even though Landlord’s consent would not otherwise be required in such instance.  Along with any request for Landlord’s consent and before commencement of the Work for which Landlord’s consent is required hereunder or the delivery of any materials to be used in any such Work, Tenant will furnish Landlord with plans and specifications (as to the review of which, Landlord shall not assess any charge) for the approval of Landlord (such approval not to be unreasonably withheld, conditioned or delayed), together with the names and addresses of contractors, copies of contracts, necessary permits and licenses.  Landlord shall provide to Tenant written notice of its approval or disapproval (as applicable) of any proposed Work requiring the consent of Landlord and the related plans and specifications within ten (10) business days after Landlord’s receipt of the written request for consent thereto from Tenant.  Tenant agrees to defend and hold Landlord forever harmless from any and all claims and liabilities of any kind and description which may arise out of or be connected in any way with any Work, regardless of whether Landlord’s consent is required with respect thereto.  All Work requiring Landlord’s consent hereunder will be done only by contractors or mechanics reasonably approved by Landlord and at such time and in such manner as Landlord may from time to time reasonably designate.  From and after the submission by Tenant to Landlord of the plans and specifications with respect to any Work, Landlord shall reasonably cooperate with Tenant, at no out-of-pocket cost to Landlord, in connection with the execution and submission of all forms required to obtain any necessary permits and licenses in connection with such Work in order to expedite the overall permitting and construction timeframe with respect thereto.  All Work (regardless of whether Landlord’s consent hereunder is required with respect thereto) done by Tenant, or its agents, employees or contractors, will be done in such a manner as to avoid labor disputes.  Tenant will pay the cost of all Work (including Landlord’s actual out-of-pocket costs, if any, for Landlord’s inspection and engineering time), and also the cost of painting, restoring, or repairing the Premises and the Office Complex occasioned thereby.  Upon completion of the Work, Tenant will furnish Landlord with contractor’s affidavits or unconditional lien releases and full and final waivers of liens from the general contractor and all other contractors and suppliers who performed work or furnished supplies for or in connection with the applicable Work the cost or value of which exceeds $25,000 in the aggregate, and receipted bills covering all labor and materials expended and used.  The Work will comply with all insurance requirements and all laws, ordinances, rules and regulations of all governmental authorities and will be constructed in a good and workmanlike manner.  Tenant will permit Landlord to inspect construction operations in connection with the Work.  Tenant will not be allowed to make any alterations, modifications, improvements, additions, or installations if such action results or would result in a labor dispute or otherwise would materially interfere with Landlord’s operation of the Office Complex.  With respect to Work hereunder which requires Landlord’s consent (but subject to this Section 8.1), Landlord, by written notice to Tenant given contemporaneously with such consent, may require Tenant to remove (upon the termination of this Lease) any improvements, additions or installation installed by Tenant in the Premises, and to repair or restore any damage caused by the installation and removal of such improvements, additions, or installations, all at Tenant’s sole cost and expense; provided, however, that the only improvements, additions or installations which Tenant will be required to remove will be those specified in such notice.  With respect to Work hereunder which does not require Landlord’s consent, Tenant may inquire as to whether Landlord will require the removal thereof upon the termination of this Lease and Landlord will make such determination promptly following such inquiry.  Otherwise (but subject to this Section 8.1), Landlord, by written notice to Tenant given at or prior to termination of this Lease, may require Tenant to remove any improvements, additions or installation installed by Tenant in the Premises, and to repair or restore any damage caused by the installation and removal of such improvements, additions, or installations, all at Tenant’s sole cost and expense.  However, anything in this Lease to the contrary notwithstanding, (a) Tenant will not be required to remove any improvements or additions which are of a character, quality, design, finish and configuration which are then (i.e., as of the time of the installation thereof) typically installed in Comparable First Class Buildings (“Typical Office Improvements”); and (b) if and to the extent that Tenant has installed any improvements or additions which are not Typical Office Improvements, then (subject to the foregoing provisions of this Section 8.1 with respect to Landlord’s removal notifications, if applicable) at or prior to the termination of this Lease, Tenant will be required, at its sole cost and expense, to remove such improvements and additions and restore the area of the Office Complex in which such improvements and additions had been installed to the character, quality, design and finish as is described in Exhibit H attached hereto and made a part hereof.  In any case in which, pursuant to this Section 8.1, Landlord is granting its consent to any Work proposed to be undertaken by Tenant, Landlord shall confirm to Tenant, in writing, whether or not the applicable improvements or additions constitute Typical Office Improvements.  With respect to the Initial Work, upon its receipt of the final plans and specifications for such Initial Work, Landlord shall confirm to Tenant, in writing, whether or not the improvements reflected in such plans and specifications constitute Typical Office Improvements.

Section 8.2         Freedom From Liens.  Tenant will keep the Premises and the Office Complex free from any liens arising out of any work performed, material furnished or obligations incurred by Tenant, and will indemnify, protect, defend and hold Landlord harmless from any liens and encumbrances arising out of any work performed or material furnished by or at the direction of Tenant.  In the event that Tenant will not, within twenty (20) days following Landlord’s written notice to Tenant of the imposition of any such lien, cause such lien to be released of record by payment or posting of a proper bond, Landlord will have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as it will deem proper, including, without limitation, payment of and/or defense against the claim giving rise to such lien.  All such sums paid by Landlord and all expenses incurred by it in connection therewith, including, without limitation, reasonable attorneys’ fees and costs, will be payable as Additional Rent to Landlord by Tenant on demand with interest at the Interest Rate accruing from the date paid or incurred by Landlord until reimbursed to Landlord by Tenant.

Section 8.3         Alterations a Part of the Premises.  Any additions to, or alterations of, the Premises that are not removed by Tenant prior to the expiration or termination of the Lease will become a part of the Premises and belong to Landlord, without compensation to Tenant, upon the expiration or termination of the Lease, provided that, if Tenant had the obligation to remove any such addition or alteration from the Premises pursuant to the terms of Section 8.1 above, such obligation shall not be deemed to have been excused or otherwise affected by the expiration or termination of this Lease and shall continue in effect unless and until Landlord provides written notice to Tenant that it has elected (which election may be made by Landlord in its sole discretion) to consider such addition or alteration to have been abandoned by Tenant, at which time the same shall become a part of the Premises and belong to Landlord.

ARTICLE 9

REPAIRS

Section 9.1         Tenant’s Repair Obligations.  Subject to Article 6 hereof and the obligations of Landlord set forth in Section 5.1(f), Tenant will, during the Term, (i) at its sole cost and expense, keep the Premises in as good order, condition and repair, reasonable wear and tear and damage from fire and other casualties excepted, and in a neat and sanitary condition, (ii) not commit any nuisance or waste on the Premises or in, on, or about the Office Complex, throw foreign substances in the plumbing facilities, or waste any of the utilities furnished by Landlord, and (iii) at its sole cost and expense, promptly repair, replace and restore to Landlord’s reasonable satisfaction, all damage or injury to the Premises, or to the Office Complex, caused by Tenant, or its agents, contractors or employees, including, without limitation, from Tenant’s moving furniture, fixtures, equipment or other devices in or out of the Premises or Office Complex, and from Tenant’s installation or removal of furniture, fixtures, equipment, devices or other property.  All repairs, restorations and replacements will be in quality and class not lower than the original work and will comply with all requirements of the Lease.

Section 9.2        Landlord’s Inspection.  Landlord, or its employees, agents or contractors, will have the right to enter the Premises, at any reasonable time or times and with reasonable advance notice (except in the case of an emergency or hazardous condition, in which case only such notice as is reasonable under the circumstances shall be required),  for the purpose of inspection, cleaning, repairs, altering, or improving the same; provided, however, that nothing contained herein will be construed as imposing any obligation on Landlord to make any repairs, alterations or improvements which are the obligation of Tenant.  In exercising the rights under this Section 9.2, Landlord and its employees, agents or contractors shall use commercially reasonable efforts not to materially and adversely interfere with Tenant’s use and occupancy of, and/or access to, the Premises.

Section 9.3        Joint Inspection Upon Vacation.  Within approximately thirty (30) days prior to the end of the Term, Landlord may give Tenant not less than three (3) days’ prior written notice of a reasonable time to meet for a joint inspection of the Premises.  In the event that, after the delivery of such notice, Tenant is not present at the time reasonably designated for such a meeting, then Landlord’s inspection of the Premises will be conclusively deemed correct for purposes of determining Tenant’s responsibility for repairs and restoration hereunder.

ARTICLE 10

ASSIGNMENT AND SUBLETTING

Section 10.1       General Prohibition; Exceptions.

(a)         General Prohibition.  Subject to this Section 10.1, Tenant will not, without the prior written consent of Landlord, which consent will not be unreasonably withheld, conditioned or delayed, (i) transfer, pledge, mortgage or assign this Lease or any interest hereunder; (ii) permit any assignment of this Lease by voluntary act, operation of law or otherwise; (iii) sublet the Premises or any part thereof; or (iv) permit the use of the Premises by any parties other than Tenant, its agents and employees.  Tenant will seek such written consent of Landlord by a written request therefor, setting forth the terms on which Tenant intends to make the applicable assignment or sublease and such other information as shall be reasonably necessary for Landlord to properly evaluate the request for consent with respect to such assignment or sublease.

(b)         Intentionally Omitted.

(c)         Exceptions.  Anything in this Section 10.1 or elsewhere in this Lease to the contrary notwithstanding, but subject to Sections 10.6 and 10.8 hereof, Tenant will be permitted to assign or sublease the Premises, or any portion thereof, without the necessity of Landlord’s prior written consent, to (i) any successor to Tenant by way of merger, consolidation, inversion, spin-off, initial public offering or other similar transaction, (ii) any entity succeeding to all or substantially all of the business and assets of Tenant or the division or other business unit of which this Lease is a part, or (iii) any parent (including any entity in connection with its acquisition of the stock or other equity interests of Tenant), subsidiary or affiliate of Tenant (which, for the avoidance of doubt, shall mean any entity that controls, is controlled by or is under common control with Tenant) (any assignment or sublease described in this Section 10.1(c), a “Permitted Transfer”).  To the extent reasonably practicable (taking into account, among other things, confidentiality and legal considerations), Tenant shall give written notice to Landlord of any Permitted Transfer not less than ten (10) days prior to the consummation of such Permitted Transfer, but in any event not later than concurrently with or promptly after the effectiveness of such Permitted Transfer.  For the avoidance of doubt, nothing in this Lease shall prevent, or require Landlord’s approval for, any reorganization of Tenant as a new business entity or redomiciling of Tenant under the laws of another state, and no such reorganization or redomiciling shall be deemed an assignment of this Lease

Section 10.2      Discharge of Commission.  In the event of any termination pursuant to this Article 10, Tenant will, at its sole cost and expense, discharge in full any commission which may be due and owing as a result of any proposed assignment or subletting.

Section 10.3      Excess Profits.  In the event that Landlord consents to any assignment or subletting, then as a condition thereto, Tenant will pay to Landlord fifty percent (50%) of all profit derived by Tenant from such assignment or subletting, net of all reasonable expenses in connection with such assignment or subletting (including, without limitation, leasehold improvements, brokerage commissions, marketing costs, legal fees, free rent and the like), provided that, for the avoidance of doubt, no such amounts shall be payable by Tenant to Landlord in connection with any Permitted Transfer.  If a part of the consideration for such assignment or subletting will be payable other than in cash, the payment to Landlord will be in cash for its share of any non-cash consideration based upon the fair market value thereof.  Tenant will pay to Landlord the portion of the profit, as aforesaid, within thirty (30) days after, the effective date of the subject assignment or the end of the term of the subject sublease (as applicable), and after Tenant has first recovered all such reasonable expenses and all Rent that Tenant is obligated hereunder to pay to Landlord with respect to the portion of the Premises which are the subject of such assignment or subletting.

Section 10.4      Tenant’s Profit Statement.  Tenant will and hereby agrees that it will furnish to Landlord upon request from Landlord a complete statement, certified by a financial officer of Tenant, setting forth in detail the computation of all profit derived and to be derived from any assignment or subletting, such computation to be made in accordance with Section 10.3 and generally accepted accounting principles, together with any backup documentation that shall be necessary for Landlord to confirm the accuracy of such computation (subject to any applicable confidentiality restrictions).

Section 10.5      Continuing Tenant Liability.  Any subletting or assignment hereunder will not release or discharge Tenant of or from any liability, whether past, present or future, under this Lease, and Tenant will continue fully liable thereunder; provided, however, that, Tenant shall be released from liability under the Lease arising from and after the effective date of any assignment of the Lease that constitutes a Permitted Transfer, except that, in the case of any such assignment of this Lease that is a Permitted Transfer described in clause (iii) of Section 10.1(c) above, such release shall be conditioned upon the assignee having a net worth which is at least equal to the greater of Tenant’s net worth on the date of this Lease and Tenant’s net worth as of the day prior to the consummation of the assignment of this Lease.  Any assignee of this Lease must agree, in a form reasonably satisfactory to Landlord, to comply with and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease, and any sublease of all or any portion of the Premises shall be expressly subject to the terms and provisions of this Lease.  Tenant will deliver to Landlord, promptly after execution, an executed copy of each such sublease or assignment and, as to any assignment, an executed copy of the agreement of compliance described in the immediately preceding sentence.

Section 10.6       Void Transfers.  Any sale, assignment, mortgage, transfer, or subletting of this Lease which is not in compliance with the provisions of this Article 10 will be of no effect and void.  Landlord’s right to assign its interest in this Lease will remain unqualified.  Landlord may make a reasonable charge to Tenant for any reasonable attorneys’ fees (not to exceed $1,000.00) or expenses incident to a review of any documentation related to any proposed assignment or subletting by Tenant.

Section 10.7       Prohibited Transferees.  Anything in this Lease to the contrary notwithstanding, Tenant will not assign its rights under this Lease or sublet all or any part of the Premises to any person or entity which is (or, immediately prior to such subletting or assignment, was) a tenant or occupant of the

Building unless, at the time of such proposed assignment or subletting, Landlord does not, and will not within twelve (12) months thereafter, have available for lease space in the Building or the Second Building (if the Second Building is then owned by Landlord or an affiliate of Landlord) that is similar to the Premises (in the case of any assignment of this Lease) or the space that Tenant is proposing to sublet (in the case of any subletting), and upon receipt of a written request from Tenant from time to time, Landlord will disclose in writing to Tenant, within five (5) business days after receipt of such written request, whether the foregoing restriction is applicable at such time.

Section 10.8       Criteria for Withholding Consent.  The consent of Landlord to a transfer, assignment, sublease or other transaction described in Section 10.1 hereof will not be unreasonably withheld, provided that should Landlord withhold its consent for any of the following reasons, which list is not exclusive, such withholding will be deemed to be reasonable:

(a)         A proposed transferee whose business conducted in the Premises would, in Landlord’s commercially reasonable judgment, cause a diminution in the reputation of the Office Complex or the other businesses located therein;

(b)         A proposed transferee whose impact on the common areas or the other occupants of the Office Complex would substantially increase traffic or the usage of the Office Complex, or any portion thereof, or whose occupancy can reasonably be expected to exceed the Parking Capacity;

(c)         A proposed transferee whose occupancy will require any variation in the terms and conditions of this Lease; or

(d)         A proposed transferee which is a governmental entity or unit, or any agency, department or authority thereof.

ARTICLE 11

DAMAGE BY FIRE OR OTHER CASUALTY

Section 11.1      Tenantable Within 180 Days; Landlord Indemnification Obligations and Tenant Right to Terminate.

(a)         Tenantable Within 180 Days.  If fire or other casualty will render the whole or any material portion of the Premises untenantable (including, without limitation, a circumstance in which a fire or other casualty in a small portion of the Premises has the effect of rendering a larger portion of the Premises untenantable, or damage to the common areas of the Office Complex that prevent or materially impair Tenant’s access to the Premises), and the Premises can reasonably be expected to be made tenantable within one hundred eighty (180) days from the date of such event, then Landlord will repair and restore the Premises and the Office Complex to as near their condition prior to the fire or other casualty as is reasonably possible within such one hundred eighty (180)-day period (subject to Excused Delays).  Within thirty (30) days from the date of such damage or destruction, Landlord will notify Tenant that Landlord will be undertaking such repair and restoration and setting forth Landlord’s good faith estimate of the number of days required from the date of such event to complete such repair and restoration (such notice, the “Casualty Notice”).  Subject to Section 11.1(b) hereof and the remaining provisions of this Section 11.1(a), this Lease will remain in full force and effect during such repair and restoration work, but the Rent for the period during which the Premises are untenantable will be abated pro rata (based upon the portion of the Premises which is untenantable, as aforesaid).  If Landlord is required to repair the Office Complex and/or the Premises as aforesaid, such work will be undertaken and prosecuted with all due diligence and speed (subject to Excused Delays).  If Landlord fails to provide the aforesaid notice, this Section 11.1(a) and

Section 11.1(b) hereof will nonetheless be applicable.  Notwithstanding the foregoing, in the event that the restoration and repair of the Premises and the Office Complex will not be completed on or before the date that is six (6) months prior to the scheduled expiration of the Term, as set forth in Landlord’s Casualty Notice, then Tenant shall have the right to terminate this Lease by delivering written notice of termination to Landlord within ten (10) days after receipt of the Casualty Notice.

(b)         Indemnification Obligations and Tenant Right to Terminate.  If Landlord has undertaken the repair and restoration of the Premises and the Office Complex as provided in Section 11.1(a) hereof, and if Landlord at any time anticipates that such work will not be substantially completed by the date which is one hundred eighty (180) days from the date of the subject fire or other casualty, then Landlord shall provide Tenant with written notice thereof promptly upon making such determination.  Such notice must be given, if at all, within one hundred twenty (120) days after the date of such fire or other casualty.  Any such notice is herein called the “120-Day Notice.”  If Landlord has given the 120-Day Notice in accordance with this Section 11.1(b), then Landlord will have two hundred forty (240) days, instead of one hundred eighty (180) days from the date of such fire or other casualty to substantially complete the repair and restoration work; provided, however, that if such work is not substantially completed within two hundred forty (240) days from the date of such fire or other casualty, then Landlord will indemnify Tenant from and against its actual out-of-pocket direct damages (but not any indirect, consequential, special or punitive damages) that Tenant may incur under its interim lease for alternative temporary office space, which damages result from Tenant’s inability to occupy the Premises, or the relevant portion thereof, during such repair and restoration work; and provided further, however, that Tenant will be obligated to use reasonable commercial efforts to mitigate the damages which are the subject of the aforesaid indemnification obligations of Landlord.  Promptly following Landlord’s request, Tenant will notify Landlord of Tenant’s good faith estimate as to the anticipated amount of the aforesaid direct damages (but which estimate is not otherwise binding on Tenant).

In the event that, after the date by which Landlord could have given or, in fact, gave the 120-Day Notice, Landlord anticipates that the repair and restoration work will not be substantially completed by the due date hereunder (i.e., either the end of the one hundred eighty (180)-day period if Landlord has not timely given the 120-Day Notice, or the end of the two hundred forty (240)-day period if Landlord has timely given the 120-Day Notice), then Landlord shall promptly provide Tenant with written notice thereof (an “Anticipated Late Notice”).  Tenant may terminate this Lease by delivering written notice of such termination to Landlord on or before the date which is fifteen (15) business days after the date of receipt of the Anticipated Late Notice.  In addition, and without limiting the foregoing, if Landlord fails to substantially complete the repair and restoration work by the due date hereunder, Tenant may terminate this Lease by delivering written notice of termination to Landlord at any time prior to Landlord’s substantial completion of such work.

Section 11.2       Not Tenantable Within 180 Days.  If fire or other casualty will render the whole or any material part of the Premises untenantable and the Premises cannot reasonably be expected to be made tenantable within one hundred eighty (180) days from the date of such event, then Landlord will notify Tenant, in writing, thereof within thirty (30) days from the date of such damage or destruction.  In such event, either party, by notice in writing to the other given within thirty (30) days from the date of Landlord’s aforesaid written notice, may terminate this Lease effective upon a date within thirty (30) days from the date of such notice.  If both parties fail to provide the aforesaid notice, then Section 11.1 hereof will automatically apply.

Section 11.3       Building Substantially Damaged.  In the event that more than fifty percent (50%) of the value of the Building is damaged or destroyed by fire or other casualty, then Landlord shall notify Tenant thereof in writing promptly after the occurrence of such casualty, and irrespective of whether damage or destruction can be made tenantable within one hundred eighty (180) days thereafter, then at

Landlord’s option, by written notice to Tenant, given within thirty (30) days from the date of such damage or destruction, Landlord may terminate this Lease effective upon a date within ninety (90) days from the date of such notice to Tenant.

Section 11.4      Deductible Payments.  If the Premises, the Building or (if applicable) the Office Complex is damaged, and such damage is of the type insured against under the fire and special form property damage insurance maintained by Landlord hereunder, the cost of repairing such damage up to the amount of the deductible under such insurance policy (provided the same is commercially reasonable) will be included as a part of the Operating Expenses.

Section 11.5      Landlord’s Repair Obligations.  If fire or other casualty will render the whole or any material part of the Office Complex or the Premises untenantable (including, without limitation, a circumstance in which a fire or other casualty in a small portion of the Premises has the effect of rendering a larger portion of the Premises untenantable), and the Premises cannot reasonably be expected to be made tenantable within one hundred eighty (180) days from the date of such event and neither party hereto terminates this Lease pursuant to its rights herein, or in the event that more than fifty percent (50%) of the value of the Building or (if applicable) of the Office Complex is damaged or destroyed by fire or other casualty, and Landlord does not terminate this Lease pursuant to its option granted herein, or in the event that fifty percent (50%) or less of the value of the Building or (if applicable) the Office Complex is damaged or destroyed by fire or other casualty and neither the whole nor any material portion of the Premises is rendered untenantable (as aforesaid), then Landlord will repair and restore the Premises, the Building and the Office Complex, as applicable, to as near their condition prior to the fire or other casualty as is reasonably possible with all due diligence and speed (subject to Excused Delays). The Rent for the period during which the Premises are untenantable will be abated pro rata (based upon the portion of the Premises which is untenantable, as aforesaid).  In no event will Landlord be obligated to repair or restore any special equipment or improvements installed by Tenant at Tenant’s expense.

Section 11.6       Rent Apportionment.  In the event of a termination of this Lease pursuant to this Article 11, Rent will be apportioned on a per diem basis and paid to the date of the fire or other casualty.

ARTICLE 12

EMINENT DOMAIN

Section 12.1      Tenant’s Termination.  If the whole of or any substantial part of the Premises is taken by any public authority under the power of eminent domain, or taken in any manner for any public or quasi-public use, so as to render (in Tenant’s reasonable judgment) the remaining portion of the Premises unsuitable for the purposes intended hereunder, then the Term will cease as of the day possession will be taken by such public authority and Landlord will make a pro rata refund of any prepaid rent.  Subject to Section 12.2 below, all damages awarded for such taking under the power of eminent domain or any like proceedings will belong to and be the property of Landlord, Tenant hereby assigning to Landlord its interest, if any, in such award.  In the event that fifty percent (50%) or more of the building area or fifty percent (50%) or more of the value of the Building, or fifty percent (50%) or more of the value of the Office Complex, is taken by public authority under the power of eminent domain, then, at Landlord’s option, by written notice to Tenant, given within thirty (30) days from the effective date of any taking, Landlord may terminate this Lease effective upon a date within ninety (90) days from the date of such notice to Tenant.  Any notice of termination will specify the date not less than sixty (60) days after the giving of such notice as the date for such termination.

Section 12.2       Tenant’s Participation.  Provisions in this Article 12 to the contrary notwithstanding, Tenant will have the right to prove in any condemnation proceedings and to receive any separate award which may be made for damages to or condemnation of Tenant’s personal property, movable trade fixtures and equipment and for moving expenses and the value of Tenant’s leasehold estate.  Provisions in this Article 12 to the contrary notwithstanding, in the event of a partial condemnation of the Office Complex or the Premises and this Lease is not terminated, Landlord will, at its sole cost and expense, restore the Premises and Office Complex to a complete architectural unit and the Base Rent provided for herein during the period from and after the date of delivery of possession pursuant to such proceedings to the termination of this Lease will be reduced to a sum equal to the product of the Base Rent provided for herein multiplied by a fraction, the numerator of which is the fair market rent of the Premises after such taking and after same has been restored to a complete architectural unit, and the denominator of which is the fair market rent of the Premises prior to such taking (it being agreed that in no event shall the Base Rent, or the annual Base Rental rate per RSF, be increased).

ARTICLE 13

SURRENDER OF PREMISES

Section 13.1       Surrender of Possession.  On the last day of the Term, or on the sooner termination thereof, Tenant will peaceably surrender the Premises in good order, condition and repair, reasonable wear and tear, damage from fire and other casualty, and condemnation and other conditions for which Landlord is expressly responsible hereunder excepted and otherwise in the condition and repair consistent with Tenant’s duty to make repairs as herein provided.  Subject to this Section 13.1, on or before the last day of the Term, or the date of sooner termination thereof, Tenant will, at its sole cost and expense, remove all of its personal property and trade fixtures and equipment from the Premises, and all such personal property, trade fixtures and equipment not removed will be deemed abandoned.  Tenant hereby appoints Landlord its agent to remove all such abandoned property of Tenant from the Premises upon termination of this Lease and to cause its transportation and storage for Tenant’s benefit, all at the sole cost and risk of Tenant and Landlord will not be liable for damage, theft, misappropriation or loss thereof and Landlord will not be liable in any manner in respect thereto.  Tenant will pay all costs and expenses of such removal, transportation and storage.  Tenant will reimburse Landlord upon demand for any expenses incurred by Landlord with respect to removal, transportation, or storage of abandoned property and with respect to restoring such Premises to the condition required by this Section 13.1.  Subject to Section 8.1, (i) all alterations, additions and fixtures, other than Tenant’s trade fixtures and equipment which have been made or installed by either Landlord or Tenant upon the Premises, will remain the property of Landlord and will be surrendered with the Premises as a part thereof, and (ii) Tenant will have no obligation to remove any such alterations, additions or fixtures.  If the Premises are not surrendered on the Expiration Date or upon the earlier termination of this Lease, Tenant will indemnify Landlord against loss or liability resulting from delay by Tenant in so surrendering the Premises, including, without limitation, claims made by any succeeding tenants founded on such delay and any reasonable attorneys’ fees resulting therefrom.  Tenant will promptly surrender all keys for the Premises to Landlord at the place then fixed for the payment of rent and will inform Landlord of combinations on any vaults, locks and safes left on the Premises.

With respect to any Work hereunder, Landlord will notify Tenant of which portions thereof, if any, must be removed upon the termination of this Lease in the manner provided in and subject to the provisions of Section 8.1 hereof.  Anything in this Section 13.1 or elsewhere in this Lease to the contrary notwithstanding, Tenant will be required to remove only those portions of the Work of which Landlord has so notified Tenant, and under no circumstances will Tenant be required to remove carpeting from the Premises.

Section 13.2       Tenant Retaining Possession.  In the event Tenant remains in possession of the Premises after the expiration of this Lease, and without the execution of a new lease, but with Landlord’s written consent, it will be deemed to be occupying the Premises as a tenant from month-to-month, subject to all the provisions, conditions and obligations of this Lease insofar as the same can be applicable to a month-to-month tenancy, except that the Base Rent will be escalated to Landlord’s then-current base rent for the Premises according to Landlord’s then current rental rate schedule for prospective tenants.

In the event Tenant remains in possession of the Premises after expiration of this Lease and without the execution of a new lease and without Landlord’s written consent, Tenant will be deemed to be occupying the Premises without claim of right.  In such event, (a) for the first ninety (90) days of any such occupancy, Tenant will pay a charge for each day of occupancy an amount equal to one hundred fifty percent (150%) of the then-current Base Rent payable hereunder (on a daily basis), plus all Additional Rent (also on a daily basis); and (b) for any such occupancy after such first ninety (90) days, Tenant will pay a charge for each day of occupancy an amount equal to two hundred percent (200%) of the then-current Base Rent payable hereunder (on a daily basis), plus all Additional Rent (also on a daily basis).

In all events, Tenant will pay Landlord for all costs arising out of loss or liability resulting from delay by Tenant in so surrendering the Premises as above provided.

ARTICLE 14

DEFAULT OF TENANT

Section 14.1      Events of Default.  The occurrence of any one or more of the following events (each, an “Event of Default” or a “Default”) will constitute a default and breach of this Lease by Tenant:

(a)         If Tenant fails to pay any Base Rent or Additional Rent payable under this Lease or fails to pay any obligation required to be paid by Tenant when and as the same will become due and payable, and such default continues for a period of ten (10) days after written notice thereof given by Landlord to Tenant.

(b)         If Tenant fails to perform any of Tenant’s nonmonetary obligations under this Lease for a period of thirty (30) days after written notice from Landlord; provided that if more time is required to complete such performance, Tenant will not be in default if Tenant commences such performance within the thirty (30)-day period and thereafter diligently pursues its completion.  The notice required by this subsection is intended to satisfy any and all notice requirements imposed by law on Landlord and is not in addition to any such requirement.

(c)         If Tenant, by operation of law or otherwise, violates the provisions of Article 10 hereof.

(d)         If (i) Tenant makes a general assignment or general arrangement for the benefit of creditors; (ii) a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by or against Tenant and is not dismissed within ninety (90) days; (iii) if a trustee or receiver is appointed to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in the Lease and possession is not restored to Tenant within ninety (90) days; or (iv) if substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease is subjected to attachment, execution or other judicial seizure which is not discharged within ninety (90) days.  If a court of competent jurisdiction determines that any of the acts described in this subsection does not constitute an Event of Default and a trustee is appointed to take possession (or if Tenant remains a debtor in possession) and such trustee or Tenant transfers Tenant’s interest hereunder, then Landlord will receive, as Additional Rent, the difference between the Rent (or any other consideration) paid in connection with such assignment or sublease and the Rent payable by Tenant hereunder.  As used in this subsection, the term “Tenant” will also mean any guarantor of Tenant’s obligations under this Lease.  If any such Event of Default under this Section 14.1(e) will occur, Landlord, at any time during the continuance of any such Event of Default, may give written notice to Tenant stating that this Lease will expire and terminate on the date specified in such notice, and upon the date specified in such notice this Lease, and all rights of Tenant under this Lease, including all rights of renewal whether exercised or not, will expire and terminate, or in the alternative or in addition to the foregoing remedy, Landlord may assert and have the benefit of any other remedy allowed herein, at law, or in equity.

Section 14.2      Landlord’s Remedies.  Upon the occurrence of an Event of Default by Tenant, and at any time thereafter (subject to Landlord’s obligations under Section 16.22 hereof), with or without notice or demand and without limiting Landlord in the exercise of any right or remedy which Landlord may have, Landlord will be entitled to any one or more of the following rights and remedies:

(a)         Landlord may terminate Tenant’s right to possession of the Premises by any lawful means, in which case the Lease will terminate and Tenant will immediately surrender possession of the Premises to Landlord.  In such event, Landlord will have the immediate right to reenter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost of, and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass, or becoming liable for any loss or damage which may be occasioned thereby.  In the event that Landlord will elect to so terminate this Lease, then Landlord will be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including:

(i)          The equivalent of the present value of the amount of the Base Rent and Additional Rent which would be payable under this Lease by Tenant if this Lease were still in effect, less

(ii)         The net proceeds of any reletting affected pursuant to the provisions of this  Section 14.2 after deducting all of Landlord’s reasonable expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, legal expenses, reasonable attorneys’ fees, alteration costs, and expenses of preparation of the Premises, or any portion thereof, for such reletting.

Tenant will pay such current damages in the amount determined in accordance with the terms of this Section 14.2 as set forth in a written statement thereof from Landlord to Tenant (a “Deficiency”), to Landlord in monthly installments on the days on which the Rent would have been payable under this Lease if this Lease were still in effect, and Landlord will be entitled to recover from Tenant each monthly installment of the Deficiency as the same will arise.

(b)         Regardless of whether Landlord will have collected any monthly Deficiency as set forth in this Section 14.2 (provided that Landlord may not collect under both Section 14.2(a) hereof and this Section 14.2(b) with respect to the same time period), Landlord will be entitled to recover from Tenant, and Tenant will pay to Landlord, on demand, as and for final damages for Tenant’s default, an amount equal to the positive difference between the then present value of the aggregate of the Base Rent and Additional Rent and any other charges to be paid by Tenant hereunder for the then-remaining unexpired portion of the Term (assuming this Lease had not been so terminated), and the then present value of the then aggregate fair and reasonable fair market rent base rent and additional rent of the Premises for the same period.  In the computation of present value, a discount rate equal to the rate on U.S. Treasury Notes having a duration to maturity as equivalent as possible to the then-remaining unexpired Term, plus two hundred (200) basis points, will be used.  If the

Premises, or any portion thereof, will be relet by Landlord for the unexpired Term, or any part thereof, before presentation of proof of such damages to any court, commission or tribunal, the amount of Rent reserved upon such reletting will, prima facie, be the fair and reasonable fair market rent for the part or the whole of the Premises so relet during the term of the reletting.  Nothing contained in this Section 14.2 or elsewhere in this Lease will limit or prejudice the right of Landlord to prove for and obtain, as damages by reason of such expiration or termination, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater, equal to or less than the amount of the difference referred to above.

(c)         Landlord will also have the right, with or without terminating this Lease, to reenter the Premises to remove all persons and property from the Premises.  Such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant.  If Landlord will elect to reenter the Premises, Landlord will not be liable for damages by reason of such reentry.

(d)         If Landlord does not elect to terminate this Lease as provided in this Section 14.2, then Landlord may, from time to time, recover all Rent as it becomes due under this Lease, and may thereafter elect to terminate this Lease and to recover damages to which Landlord is entitled.

(e)         In the event that Landlord should elect to terminate this Lease and to relet the Premises, it may execute any new lease in its own name.  Tenant hereunder will have no right or authority whatsoever to collect any Rent from such new tenant.  The proceeds of any such reletting will be applied as follows:

(i)          First, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord, including but not limited to storage charges or brokerage commissions owing from Tenant to Landlord as the result of such reletting;

(ii)         Second, to the payment of the costs and expenses of reletting the Premises, including alterations and repairs which Landlord, in its sole discretion, deems reasonably necessary and advisable and reasonable attorneys’ fees incurred by Landlord in connection with the retaking of the such Premises and such reletting;

(iii)        Third, to the payment of Rent and other charges due and unpaid hereunder, and

(iv)        Fourth, to the payment of future Rent and other damages payable by Tenant under this Lease.

The parties hereto will, and they hereby do, waive trial by jury in any action, proceeding, or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of, or in any way connected with, this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises and/or Office Complex, and/or claim or injury or damage.  Landlord shall use commercially reasonable efforts to mitigate its damages in connection with its exercise of its remedies provided for in this Section 14.2.

Section 14.3       Written Notice of Termination Required.  Landlord will not be deemed to have terminated this Lease and Tenant’s right to possession of the leasehold or the liability of Tenant to pay Rent thereafter to accrue or its liability for damages under any of the provisions hereof, unless Landlord will have notified Tenant in writing that it has so elected to terminate this Lease.  Tenant covenants that the service by Landlord of any notice pursuant to the applicable unlawful detainer statutes of the state in which the Office Complex is located and Tenant’s surrender of possession pursuant to such notice will not (unless Landlord elects to the contrary at the time of, or at any time subsequent to the service of, such notice, and such election be evidenced by a written notice to Tenant) be deemed to be a termination of this Lease or of Tenant’s right to possession thereof.

Section 14.4      Remedies Cumulative; No Waiver.  Except as otherwise expressly provided in this Lease, all rights, options and remedies of Landlord contained in this Lease will be construed and held to be cumulative, and no one of them will be exclusive of the other, and Landlord will have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law whether or not stated in this Lease.  No waiver by Landlord of a breach of any of the terms, covenants or conditions of this Lease by Tenant will be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant or condition therein contained.  No waiver of any default of Tenant hereunder will be implied from any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver will affect default other than as specified in such waiver.  The consent or approval by Landlord to or of any act by Tenant requiring Landlord’s consent or approval will not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent similar acts by Tenant.

Section 14.5       Legal Costs.  In the event any litigation, arbitration, mediation or other proceeding (“Proceeding”) is initiated by either party against the other party to enforce, interpret or otherwise obtain judicial or quasi-judicial relief in connection with this Lease, the prevailing party or parties in such Proceeding shall be entitled to recover from the unsuccessful party or parties all costs, expenses and reasonable attorneys’ fees relating to or arising out of such Proceeding (whether or not the Proceeding results in a judgment), including any post-judgment or post-award Proceeding, including one to enforce any judgment or award resulting from any such Proceeding or an appeal.  Any such judgment or award shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses and reasonable attorneys’ fees.  Tenant shall reimburse Landlord for any actual, reasonable out-of-pocket attorneys’ fees incurred by Landlord in connection with evaluating any request by Tenant for Landlord’s consent to any action by Tenant as to which the consent of Landlord is required pursuant to this Lease or which otherwise not expressly permitted to be taken by Tenant without Landlord’s consent, but subject to any limitations with respect thereto set forth in this Lease (including, without limitation, pursuant to Section 10.6).

Section 14.6       Waiver of Damages for Reentry.  Tenant hereby waives all claims by Landlord’s reentering and taking possession of the Premises or removing and storing the property of Tenant as permitted under this Lease and will save Landlord harmless from all losses, costs or damages occasioned Landlord thereby.  No such reentry will be considered or construed to be a forcible entry by Landlord.

Section 14.7      Landlord Default.  If at any time during the Term, Landlord has failed to perform any of its obligations under this Lease, then Tenant will provide written notice of such default to Landlord.  Subject to this Section 14.7, if within thirty (30) days after Landlord’s receipt of Tenant’s written notice, Landlord has not cured such default, or has not commenced and diligently pursued the cure thereof, then Tenant may take such steps to cure such default as may be reasonably required; provided, however, that if additional time is required to complete such cure, then Landlord will have such additional time to do so (i.e. before Tenant will be entitled to exercise the aforesaid self-help cure rights) if Landlord commences such cure within the aforesaid thirty (30)-day period and thereafter diligently pursues its completion.  If Tenant is entitled to exercise the aforesaid self-help cure rights and does so, then Landlord will reimburse Tenant for the reasonable costs and expenses thereof within thirty (30) days after Tenant has provided Landlord with a written statement thereof, together with reasonable supporting documentation.

ARTICLE 15

SUBORDINATION/ESTOPPEL

Section 15.1       Lease Subordinate.  This Lease shall be subject and subordinate to any mortgage, deed of trust or ground lease hereafter placed upon the Premises, the Building, the Office Complex, the Property, or any portion thereof, by Landlord, and its successors or assigns, and to amendments, replacements, renewals and extensions thereof, provided that Landlord has caused the applicable Mortgagee (as defined below) to execute and deliver a subordination, non-disturbance and attornment agreement, in form and substance reasonably acceptable to Landlord, Tenant and such Mortgagee with respect to the applicable mortgage, deed of trust or ground lease (and Tenant agrees to execute and deliver the same, at no out-of-pocket cost to Tenant).  Any such subordination, non-disturbance and attornment agreement shall provide that, as long as Tenant is not in Default in the payment of Base Rent, Additional Rent, and the payment of other charges to be paid by Tenant under this Lease, and the performance of all covenants, agreements and conditions to be performed by Tenant under this Lease (subject to Landlord’s obligations under Section 16.22 hereof), then there will be no interference with Tenant’s right to quiet enjoyment under this Lease, or with the right of Tenant to continue to occupy the Premises and to conduct its business thereon, in accordance with the terms of this Lease as against any lessor, lessee, mortgagee or trustee, or their respective successors or assigns.  Landlord hereby represents to Tenant that, as of the date of this Lease, the fee estate of the Property is not subject to any mortgage lien.

Section 15.2       Tenant’s Notice of Default.  Tenant agrees, provided the mortgagee, ground lessor or trust deed holder under any mortgage, ground lease, deed of trust or other security instrument will have notified Tenant in writing (by the way of a notice of assignment of lease or otherwise) of its address, Tenant will give such mortgagee, ground lessor or trust deed holder or other secured party (a “Mortgagee”), simultaneously with delivery of notice to Landlord, by registered or certified mail, a copy of any such notice of default served upon Landlord.  Tenant further agrees that such Mortgagee will have the right to cure any alleged default during the same period that Landlord has to cure such default.

Section 15.3      Estoppel Certificates.  Tenant agrees, from time to time (but not more frequently than twice in any twelve (12) month period unless a Default on the part of Tenant is continuing at the time of such request) upon not less than ten (10) business days prior written request by Landlord, to deliver to Landlord a statement in writing certifying (a) that this Lease is unmodified and in full force and effect (or if there have been modifications that the Lease as modified is in full force and effect and stating the modifications); (b) the dates to which the rent and other charges have been paid; (c) to Tenant’s knowledge, Landlord is not in default in any provision of this Lease or, if in default, the nature thereof specified in detail; (d) the amount of monthly rental currently payable by Tenant; (e) the amount of any prepaid rent, and (f) such other matters as may be reasonably requested by Landlord or any mortgagee or prospective purchaser of the Office Complex, or any portion thereof.

If Tenant does not deliver such statement to Landlord within such ten (10)-business day period, then Landlord will deliver a second written request therefor to Tenant.  If Tenant does not deliver such statement to Landlord within two (2)-business days after such second written request, then Landlord and any prospective purchaser or encumbrancer of the Premises or the Office Complex may conclusively presume and rely upon the following facts: (i) that the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord; (ii) that this Lease has not been canceled or terminated and is in full force and effect, except as otherwise represented by Landlord; (iii) that the current amount of the Base Rent is as represented by Landlord; (iv) that there have been no subleases or assignments of the Lease; (v) that not more than one month’s Base Rent or other charges have been paid in advance; and (vi) that Landlord is not in default under the Lease.  In such event, Tenant will be estopped from denying the truth of such facts.

ARTICLE 16

MISCELLANEOUS

Section 16.1       Time is of the Essence.  Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

Section 16.2       Memorandum of Lease.  No memorandum of this Lease may be recorded by Tenant without the prior written consent of Landlord.

Section 16.3       Joint and Several Liability.  All parties signing this Lease as Tenant will be jointly and severally liable for all obligations of Tenant.

Section 16.4       Broker.  Landlord represents to Tenant that (i) it has dealt directly with, and only with, Cushman & Wakefield of Illinois, Inc. (“Landlord’s Broker”), as its broker in connection with this Lease, and (ii) insofar as it knows, no other broker negotiated or participated in negotiations of this Lease or submitted or showed the Premises on its behalf or is entitled to any commission from it in connection therewith, and Landlord agrees to indemnify, defend and hold harmless Tenant, and Tenant’s successors and assigns, with respect to any claim by the Landlord’s Broker or any person or entity claiming to have been engaged by Landlord’s Broker or anyone claiming by, through or under Landlord, so as to become entitled to any such fee or commission.  Tenant represents to Landlord that (A) it has dealt directly with, and only with, CBRE Inc. (“Tenant’s Broker”), as its broker in connection with this Lease, and (B) insofar as it knows, no other broker negotiated or participated in negotiations of this Lease on its behalf or is entitled to any commission from it in connection therewith, and Tenant agrees to indemnify, defend and hold harmless Landlord, and Landlord’s successors and assigns, with respect to any claim by the Tenant’s Broker or any person or entity claiming to have been engaged by Tenant’s Broker or anyone claiming by, through or under Tenant, so as to become entitled to any such fee or commission.  Pursuant to a separate agreement dated January 16, 2017 between Landlord and Landlord’s Broker (as amended), Landlord has agreed to pay the commission due to Landlord’s Broker in connection with this Lease, and any portion thereof that is due to Tenant’s Broker shall be paid by Landlord’s Broker to Tenant’s Broker in accordance with the agreement between such parties.  Neither Landlord nor Tenant may settle any claim for which it is providing defense under this Section 16.4 without the consent of the other, which consent will not be unreasonably withheld or delayed.

Section 16.5      Notices.  All notices, demands and requests will be in writing, and will be effectively served by forwarding such notice, demand or request by certified or registered mail, postage prepaid, or by commercial overnight courier service addressed as follows:

(a)         If addressed to Tenant prior to the Lease Commencement Date:

Depomed, Inc.
7999 Gateway Boulevard, Suite 300
Newark, California  94560
Attn:  Legal Department

If addressed to Tenant from and after the Lease Commencement Date:

Depomed, Inc.
100 S. Saunders, Suite 300
Lake Forest, Illinois
Attn:  Legal Department

(b)         If addressed to Landlord:

Lake Forest Landmark Company LLC
c/o Newsweb Corporation
2401 N. Halsted Street, Suite 200
Chicago, Illinois  60614
Attn:  President

with a copy to:

Perkins Coie LLP
131 S. Dearborn Street
Chicago, Illinois  60603
Attn:  Matthew Shebuski, Esq.

or at such other address as Landlord and Tenant may hereafter designate by written notice.  The effective date of all notices will be the date which is three (3) days after the day of mailing such notice or the date guaranteed for delivery by a commercial overnight courier service, or if in either case such date is not a business day, then the first business day thereafter.

Section 16.6       Landlord’s Agent.  All rights and remedies of Landlord under this Lease or that may be provided by law may be executed by Landlord in its own name individually, or in the name of its agent, and all legal proceedings for the enforcement of any such rights or remedies, including, without limitation, those set forth in Article 14 hereof, may be commenced and prosecuted to final judgment and execution by Landlord in its own name or in the name of its agent.

Section 16.7       Quiet Possession.  Landlord covenants and agrees that, unless an Event of Default is continuing, Tenant will lawfully and quietly hold, occupy and enjoy the Premises during the Term.

Section 16.8      Successors and Assigns.  The covenants and agreements herein contained will bind and inure to the benefit of Landlord, its successors and assigns, and Tenant and its permitted successors and assigns.

Section 16.9      Severability.  If any term or provision of this Lease will to any extent be held invalid or unenforceable, the remaining terms and provisions of this Lease will not be affected thereby, but each term and provision of this Lease will be valid and enforced to the fullest extent permitted by law.  This Lease will be construed and enforced in accordance with the laws of the state in which the Premises are located.

Section 16.10     No Abandonment.  Tenant further covenants that it will not vacate or abandon the Premises during the Term, without making all Rent payments required hereunder.

Section 16.11    Transfers by Landlord.  The term “Landlord” as used in this Lease so far as covenants or obligations on the part of Landlord are concerned will be limited to mean and include only the owner or owners of the Office Complex at the time in question, and in the event of any transfer or transfers or conveyances the then grantor will be automatically freed and released from all personal liability accruing from and after the date of such transfer or conveyance as respects the performance of any covenant or obligation on the part of Landlord contained in this Lease to be performed (provided that the transferee assumes such covenants or obligations), it being intended hereby that the covenants and obligations contained in this Lease on the part of Landlord will be binding on Landlord, its successors and assigns, only during and in respect to their respective successive periods of ownership.

In the event of a sale or conveyance by Landlord of the Office Complex or any part of the Office Complex, the same will operate to release Landlord from any future liability upon any of the covenants or conditions herein contained and in such event Tenant agrees to look solely to the responsibility of the successor in interest of Landlord in and to this Lease (provided that the transferee assumes such covenants or obligations).  This Lease will not be affected by any such sale or conveyance, and Tenant agrees to attorn to the purchaser or grantee, which will be personally obligated on this Lease only so long as it is the owner of Landlord’s interest in and to this Lease.

Section 16.12    Delivery of Documents and Information.  At any time that Tenant’s audited balance sheet, income statement and other financial statements for a given fiscal year, and the preceding two fiscal years, are not publicly available through the federal Securities and Exchange Commission (the “SEC”) at such time as such financial statements are required to be filed pursuant to applicable rules of the SEC, Tenant will, without charge to Landlord, at any time and from time to time within thirty (30) days after written request by Landlord, deliver to Landlord copies, certified by Tenant’s chief financial officer, of Tenant’s audited financial statement for the then most recently ended fiscal year of Tenant, and for the preceding two fiscal years, and the similar financial statement of any and all guarantors of Tenant’s obligations under this Lease; provided, however, that until one hundred twenty (120) days after the end of any fiscal year, Tenant will only be required to deliver such statements for the most recent fiscal year for which such statements are then available and for the preceding two fiscal years.  The aforesaid financial statements will include, without limitation, Tenant’s (and, if applicable, its guarantors’) balance sheet, income statement, cash flow statement, and such other statements reasonably requested by Landlord.  Landlord will limit the number of times it requests the information described in this  Section 16.12 to not more than one time during any single year during the Term.

Section 16.13     Headings.  The marginal or topical headings of the several articles and sections are for convenience only and do not define, limit or construe the contents of such articles and sections.

Section 16.14     Written Agreement.  All preliminary negotiations are merged into and incorporated in this Lease, except for written collateral agreements executed contemporaneously herewith.

Section 16.15    Modifications or Amendments.  This Lease can only be modified or amended by an agreement in writing signed by the parties hereto.  No receipt of money by Landlord from Tenant or any other person after termination of this Lease or after the service of any notice or after the commencement of any suit, or after final judgment for possession of the Premises will reinstate, continue or extend the Term or affect any such notice, demand or suit, or imply consent for any action for which Landlord’s consent is required, unless specifically agreed to in writing by Landlord.  Any amounts received by Landlord may be allocated to any specific amounts due from Tenant to Landlord as Landlord determines.

Section 16.16     Landlord Control.  Landlord will have the right to close any portion of the building area or land area to the extent as may, in Landlord’s reasonable opinion, be necessary to prevent a dedication thereof or the accrual of any rights to any person or the public therein; provided, however, that Tenant’s Pro Rata Share of Real Estate Taxes or Tenant’s Pro Rata Share of Operating Expenses will not be increased as a result thereof.  Landlord will at all times have full control management and direction of the Office Complex, subject to the rights of Tenant in the Premises, and Landlord reserves the right at any time and from time to time to reduce, increase, enclose or otherwise change the size, number and location of buildings, layout and nature of the Office Complex, to construct additional buildings and additions to any building, and to create additional rentable areas through use and/or enclosure of common areas, or otherwise (provided that Landlord shall not exercise any of such rights if the same would result in an unreasonable, material impairment of Tenant’s access to, or Tenant’s use and enjoyment of, the Premises or the Parking Area), and to place signs on the Office Complex, and to change the name, address, number or designation by which the Office Complex is commonly known.  No implied easements are granted by this Lease.  In exercising its rights under this Section 16.16, Landlord will use its commercially reasonable efforts to minimize any disturbance to Tenant’s use of the Premises.

Section 16.17     Utility Easements.  Tenant will permit Landlord (or its designees) to erect, use, maintain, replace and repair pipes, cables, conduits, plumbing, vents, and telephone, electric and other wires or other items, in, to and through the Premises, as and to the extent that Landlord may now or hereafter deem necessary or appropriate for the proper operation and maintenance of the Office Complex, provided that any such ducts, cabling, pipes and conduits within the Premises are concealed within or above partitioning columns, walls or ceilings.  In exercising its rights under this Section 16.17, Landlord will use its commercially reasonable efforts to minimize any disturbance to Tenant’s use of the Premises.

Section 16.18    Not Binding Until Properly Executed.  The submission of this document for examination does not constitute an offer to lease, or a reservation of, or option for, the Premises.  This document becomes effective and binding only upon the execution and delivery hereof by the proper officers of Landlord and by Tenant.  Tenant confirms that Landlord and its agents have made no representations or promises with respect to the Premises or the making of or entry into this Lease except as in this Lease expressly set forth, and agrees that no claim or liability will be asserted by Tenant against Landlord for, and Landlord will not be liable by reason of, breach of any representations or promises not expressly stated in this Lease.  This Lease, except for the Rules and Regulations, in respect to which Section 16.19 of this Article will prevail, can be modified or altered only by agreement in writing between Landlord and Tenant, and no act or omission of any employee or agent of Landlord will alter, change or modify any of the provisions hereof.

Section 16.19     Rules and Regulations.  Tenant will perform, observe and comply with the rules and regulations of the Office Complex as set forth in Exhibit I attached hereto and made a part hereof (together with any changes, amendments or additions thereto as from time to time will be reasonably established and deemed advisable by Landlord for tenants of the Office Complex, the “Rules and Regulations”).   Landlord will not be liable to Tenant for any failure of any other tenant or tenants of the Office Complex to comply with the Rules and Regulations; provided, however, that Landlord will use its commercially reasonable efforts to enforce such Rules and Regulations in a uniform and non-discriminatory manner with respect to all tenants of the Building.  Anything in this Lease or in the Rules and Regulations to the contrary notwithstanding, in the event of any conflict between the provisions of this Lease and the provisions of the Rules and Regulations, the provisions of this Lease will govern and control.

Section 16.20    Compliance with Laws and Recorded Covenants.  Tenant will not use the Premises or permit anything to be done in or about the Premises which will, in any way, conflict with any law, statute, ordinance or governmental rule or regulation now in force or which may hereafter be enacted or promulgated.  Tenant will, at its sole cost and expense, promptly comply with all laws, statutes, ordinances and governmental rules and regulations now in force or which may hereafter be in force, and with the requirements of any fire insurance underwriters or other similar body now or hereafter constituted relating to or affecting the condition, use or occupancy of the Premises, except to the extent that any action required in connection therewith constitutes an express obligation of Landlord pursuant to this Lease.  To Landlord’s actual knowledge, as of the date of this Lease and without consideration of any contemplated use of the Premises by Tenant, the Premises are in compliance, in all material respects, with applicable laws, statutes, ordinances and governmental rules and regulations.  Tenant will use the Premises and comply with any recorded covenants, conditions, and restrictions affecting the Premises and the Office Complex as of the commencement of the Lease, or which are recorded during the Term and of which Tenant has been provided copies, so long as the same will not materially adversely affect Tenant’s rights (including, without limitation, Tenant’s use of the Premises) as provided in this Lease.

Section 16.21     Obligations Survive Termination.  All obligations of Tenant hereunder that were required to be performed prior to the expiration or earlier termination of the Term but have not been so performed (in full) will survive the expiration or earlier termination of the Term, including, without limitation, all obligations concerning the condition of the Premises.  In addition, all payment obligations of Landlord and Tenant with respect to Operating Expenses and Real Estate Taxes shall survive the expiration or earlier termination of the Term.

Section 16.22    No Partnership or Joint Venture.  This Lease will not be deemed or construed to create or establish any relationship or partnership or joint venture or similar relationship or arrangement between Landlord and Tenant hereunder.

Section 16.23     Tenant’s Obligation to Pay Miscellaneous Taxes.  Tenant will pay, prior to delinquency, all taxes assessed or levied upon its occupancy of the Premises, or upon the trade fixtures, furnishings, equipment and all other personal property of Tenant located in the Premises, and when possible, Tenant will cause such trade fixtures, furnishings, equipment and other personal property to be assessed and billed separately from the property of Landlord.  In the event any or all of Tenant’s trade fixtures, furnishings, equipment or other personal property, or Tenant’s occupancy of the Premises, will be assessed and taxed with the property of Landlord, Tenant will pay to Landlord its share of such taxes within ten (10) days after delivery to Tenant by Landlord of a statement in writing setting forth, in reasonable detail, the amount of such taxes applicable to Tenant’s personal property and Landlord’s calculation thereof.

Section 16.24    Prohibited Signs.  Except as expressly provided herein, Tenant will not place, or permit to be placed or maintained, on any exterior door, wall or window of the Premises any sign, awning or canopy, or advertising matter or other thing of any kind, and will not place or maintain any decoration, lettering or advertising matter on the glass of any exterior window or door, or that can be seen through the glass, of the Premises, except as specifically approved in writing by Landlord.  Tenant further agrees to maintain any such sign, awning, canopy, decoration, lettering, advertising matter or thing as may be approved, in good condition and repair at all times.  Tenant agrees at Tenant’s sole cost, that any Tenant sign will be maintained in strict conformance with Landlord’s sign criteria, if any, as to design, material, color, location, size, letter style, and method of installation.

Section 16.25    Counterparts.  This Lease may be executed in counterparts, and all such executed counterparts shall constitute the same agreement.

Section 16.26    Exhibits.  The following are made a part hereof, with the same force and effect as if specifically set forth herein:

(a)         Legal Description of Property -- Exhibit A

(b)         Site Plan -- Exhibit B

(c)         Location of Reserved and Visitor Parking Spaces -- Exhibit B-1

(d)         General Depiction of Building Monument -- Exhibit B-2

(e)         General Depiction of Route 60 Signage -- Exhibit B-3

(f)         General Depiction of Premises -- Exhibit C

(g)         Description of Environmental Reports, Disclosures and Other Information -- Exhibit D

(h)         Holidays -- Exhibit E

(i)          General Description of Janitorial Services -- Exhibit F

(j)          General Description of Heating and Air Conditioning Specifications -- Exhibit G

(k)         General Description of Building Standards -- Exhibit H

(l)          Rules and Regulations -- Exhibit I

ARTICLE 17

OPTION TO RENEW

Section 17.1      Option to Renew.  Tenant will have the right, to be exercised as hereinafter provided, to extend the Term for up to one (1) period of five (5) years (such (5)-year period is sometimes hereinafter referred to as the “Renewal Term”) (i.e., such Renewal Term commencing on January 1, 2024 and expiring on December 31, 2028), upon the following terms and conditions and subject to the following limitations:

(a)         As of the time hereinafter set forth for the exercise of the renewal option, this Lease will be in full force and effect and there will be no Event of Default under this Lease; provided, however, that Landlord will have the right, in its sole discretion, to waive any such condition regarding an Event of Default.

(b)         The Premises will be leased to Tenant during the Renewal Term on an “as is” basis (provided that shall not be deemed to be a waiver by Tenant of any of Landlord’s obligations pursuant to Section 5.1(f)), and the Renewal Term will be upon the same terms, provisions and conditions contained in this Lease, except that Base Rent payable by Tenant to Landlord during the Renewal Term, based on the RSF thereof, shall be follows:

Lease Year	Annual Base Rental Rate per RSF	Annual Base Rent	Monthly Base Rent

6 (with respect to the partial Lease Year from January 1, 2024 through June 30, 2024)	$20.50	$639,784.50 (i.e., $319,892.25 for such six month period)	$53,315.38
7 (July 1, 2024 through June 30, 2025)	$21.00	$655,389.00	$54,615.75
8 (July 1, 2025 through June 30, 2026)	$21.50	$670,993.50	$55,916.13
9 (July 1, 2026 through June 30, 2027)	$22.00	$686,598.00	$57,216.50
10 (July 1, 2027 through June 30, 2028)	$22.50	$702,202.50	$58,516.88
11 (with respect to the partial Lease Year from July 1, 2028 through December 31, 2028)	$23.00	$717,807.00 (i.e., $358,903.50 for such six month period)	$59,817.25

(c)        Renewal Term Election Procedure.  In the event that Tenant desires to exercise its option with respect to the Renewal Term, it will provide written notice thereof to Landlord (“Tenant’s Renewal Notice”) on or before the date which is twelve (12) months prior to the end of the Initial Term (the “Renewal

Exercise Date”).  If Tenant fails so to deliver Tenant’s Renewal Notice on or before the Renewal Exercise Date, then Tenant will be conclusively deemed to have elected not to have exercised its option with respect to the Renewal Term.     For the avoidance of doubt, Tenant’s right to extend the Term pursuant to this Article 17 is absolute and is not subject to any preferential rights in favor of Abbott under the Abbott Lease.

ARTICLE 18

TENANT’S RIGHT OF FIRST REFUSAL

Section 18.1       Right of First Refusal.

(a)         If at any time during (i) the Initial Term, other than the last twelve (12) months thereof, (ii) the last twelve (12) months of the Initial Term in the event that Tenant has extended the Term in the manner provided in Article 17, and (iii) the Renewal Term, other than the last twelve (12) months thereof, Landlord proposes to lease all or any portion of the third Floor (as applicable, the “ROFR Space”) to any party (a “Proposed ROFR Space Tenant”), then Landlord shall notify Tenant thereof in writing (the “ROFR Notice”), which notice shall include a copy of the term sheet or letter of intent or other summary (a “ROFR Space Lease Term Sheet”) reflecting the terms (the “ROFR Space Lease Terms”) upon which Landlord proposes to lease the ROFR Space.

(b)         Within ten (10) business days after Landlord’s delivery of any ROFR Notice (provided that, in the event that Landlord has delivered a ROFR Notice with respect to the same ROFR Space within thirty (30) days prior to the date of the applicable ROFR Notice, such period shall be reduced to five (5) days), Tenant shall notify Landlord, in writing, as to whether Tenant elects to exercise its right to lease all (and not less than all) of the ROFR Space on the ROFR Space Lease Terms (the “ROFR Exercise Notice”), provided that, if the expiration date of the term with respect to the ROFR Space, as set forth in the ROFR Space Lease Terms, is later than the expiration date of the Term, then Tenant shall have no right to deliver a ROFR Exercise Notice pursuant to this Section 18.1 unless the then-remaining Term extends for not less than three (3) years from the date of the ROFR Notice (including any available Renewal Term, provided that Tenant has exercised the option to extend the Term for such Renewal Term, which Tenant may effectuate by delivering Tenant’s Renewal Notice to Landlord concurrently with its delivery of the ROFR Exercise Notice).  If Tenant fails to deliver the ROFR Exercise Notice to Landlord within such ten (10) business day period (or, if applicable five (5) day period), then Tenant will be conclusively deemed to have elected not to exercise its rights hereunder with respect to such ROFR Space, and Landlord shall have the right to enter into a lease of the ROFR Space to the Proposed ROFR Space Tenant upon the ROFR Space Lease Terms and all of Tenant’s rights and all of Landlord’s obligations hereunder with respect to such ROFR Space will automatically terminate and be of no further force or effect (but, for the avoidance of doubt, Tenant shall continue to have its full rights pursuant to this Section 18.1 with respect to any third Floor space that was not included in such ROFR Notice and/or any ROFR Space Lease Term Sheet subsequently submitted to Tenant in connection therewith); provided, however, that (i) if Landlord subsequently submits a ROFR Space Lease Term Sheet to the Proposed ROFR Space Tenant and such ROFR Space Lease Term Sheet contains any material modification to any ROFR Space Lease Term, Landlord shall deliver a new ROFR Notice to Tenant in respect thereof and shall otherwise comply with the provisions of this Section 18.1 with respect thereto and (ii) if Landlord has not leased the ROFR Space to the Proposed ROFR Space Tenant within six (6) months after the date on which Landlord delivered to Tenant the initial ROFR Notice with respect thereto, then Tenant’s rights and Landlord’s obligations under this Section 18.1 will automatically be revived and once again be in force and effect and Landlord will be obligated to again deliver a ROFR Notice to Tenant with respect to such ROFR Space in accordance with this Section 18.1 before entering into any lease thereof.

(c)         In the event that Tenant timely delivers a ROFR Exercise Notice, the term for the ROFR Space shall commence upon the commencement date stated in the ROFR Space Lease Terms and thereupon such ROFR Space shall be considered a part of the Premises, provided that (i) all of the ROFR Space Lease Terms shall govern Tenant’s leasing of the ROFR Space, provided that (A) the expiration date of the term with respect to the ROFR Space, as set forth in the ROFR Space Lease Terms, shall be inapplicable and the ROFR Space shall be leased to Tenant for the Term hereunder and (B) in the event that the expiration date of the term with respect to the ROFR Space, as set forth in the ROFR Space Lease Terms, and the expiration date of the Term are not the same, any financial terms contained in the ROFR Space Lease Terms (e.g., tenant improvement allowance and free rent) shall be adjusted based upon the ratio of the remaining Term to the term provided for in the ROFR Space Lease Terms, and (ii) only to the extent that they do not conflict with the ROFR Space Lease Terms, the terms and conditions of the Lease shall apply to the ROFR Space.  Tenant shall pay Rent for the ROFR Space in accordance with the ROFR Space Lease Terms.  The ROFR Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the ROFR Space or the date the term for such ROFR Space commences, unless the ROFR Space Lease Terms specify work to be performed by Landlord in the ROFR Space, in which case Landlord shall perform such work in the ROFR Space.  If Landlord is delayed delivering possession of the ROFR Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space, and the commencement of the term for the ROFR Space shall be postponed until the date Landlord delivers possession of the ROFR Space to Tenant free from occupancy by any party.  Landlord shall prepare, for Tenant’s review, an amendment (the “ROFR Space Amendment”) adding the ROFR Space to the Premises on the ROFR  Terms and reflecting the changes in the Rent, RSF of the Premises, Tenant’s Pro Rata Share of Operating Expenses, Tenant’s Pro Rata Share of Real Estate Taxes and other appropriate terms.  A copy of the ROFR Space Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the ROFR Exercise Notice executed by Tenant, and Landlord and Tenant shall use good faith, diligent efforts to agree upon and execute the ROFR Space Amendment as soon as reasonably practicable thereafter.

(d)         Anything in this Section 18.1 to the contrary notwithstanding, Tenant will have no rights under this Section 18.1 if, as of the respective times herein set forth for the exercise of such rights, (i) there exists any Event of Default under this Lease (subject to Landlord’s obligations under Section 16.22 hereof), provided, however, that Landlord will have the right, in its sole discretion, to waive any such condition regarding an Event of Default, (ii) the Premises, or any portion thereof, has been sublet or this Lease has been assigned, other than an assignment permitted without the consent of Landlord pursuant to Section 10.1(c), or (iii) none of Tenant or any affiliate thereof in accordance with Section 10.1 is occupying the Premises.  In addition, notwithstanding anything in this Article 18 to the contrary and regardless of whether Tenant has complied with the provisions thereof, the rights of Tenant under this Article 18 shall be subject and subordinate to the exercise by Abbott of its similar existing right of first refusal provided for in the Abbott Lease with respect to the applicable ROFR Space pursuant to, and in accordance with, Article 18 thereof (i.e. in the event that Abbott exercises such existing rights in accordance with the terms of the Abbott Lease, the rights of Tenant under this Article 18 shall thereafter be null and void with respect to such ROFR Space and Tenant shall have no rights with respect to such ROFR Space unless and until such ROFR Space is again proposed to be leased to a Proposed ROFR Space Tenant other than Abbott), provided that, in the event that Landlord, at any time thereafter, submits a new ROFR Space Lease Term Sheet to a Proposed ROFR Space Tenant during the Term (subject to the rights of Abbott set forth in the Abbott Lease), Tenant’s rights and Landlord’s obligations under this Section 18.1 shall again be in force and effect with respect thereto.

(e)         For the avoidance of doubt and notwithstanding anything to the contrary in this Article 18, in the event that, after giving effect to the rights of Tenant herein, any ROFR Space is leased to a Proposed ROFR Space Tenant (or Abbott, if it exercises its rights pursuant to the Abbott Lease with respect thereto) but, subsequently during the Term, becomes available for lease (due to the expiration or termination of the lease with such Proposed ROFR Space Tenant or otherwise), the provisions of this Article 18 shall again be applicable to any proposed lease of such ROFR Space (including any lease of such ROFR Space together with other space in the Building) by Landlord.

ARTICLE 19

DEBARRED ENTITY OR DEBARRED INDIVIDUAL

Section 19.1      Landlord’s Representations and Covenants.  Landlord represents and warrants that Landlord has never been, is not currently, and is not the subject of a proceeding that could lead to Landlord becoming, as applicable, a Debarred Entity or Debarred Individual.  Landlord further covenants, represents and warrants that if, during the Term, Landlord (or any employee or agent thereof, if Landlord has knowledge of the same) becomes or is the subject of any FDA investigation or debarment proceeding that could lead to Landlord becoming, a Debarred Entity or Debarred Individual, Landlord shall (i) immediately notify Tenant and (ii) promptly re-assign such person so that they are no longer providing services to Tenant.

Section 19.2       Definitions.  For purposes of this provision, the following definitions shall apply:

(a)         “Debarred Individual” is an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from providing services in any capacity to a person that has an approved or pending drug product application.

(b)         “Debarred Entity” is a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from submitting or assisting in the submission of any abbreviated drug application, or a subsidiary or affiliate of a Debarred Entity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

Landlord:

LAKE FOREST LANDMARK COMPANY LLC, a Delaware limited liability company

By:	NWB Real Estate Company, an Illinois
corporation, its Manager

	By:	/s/ Catherine E. Danz
	Name:	Catherine E. Danz
	Its:	President

Tenant:

DEPOMED, INC., a California corporation

	By:	/s/ Arthur Higgins
	Name:	Arthur Higgins
	Its:	CEO

(SIGNATURE PAGE TO OFFICE LEASE -
PORTION OF 3RD FLOOR AT 100 S. SAUNDERS ROAD, LAKE FOREST, ILLINOIS)

Exhibit A – Legal Description of Property

LOT 1 IN OPUS LANDMARK OF LAKE FOREST SUBDIVISION, BEING A SUBDIVISION OF PART OF THE EAST 1/2 OF THE EAST 1/2 OF GOVERNMENT LOT 2 OF THE NORTHWEST 1/4 OF SECTION 1, TOWNSHIP 43 NORTH, RANGE 11, EAST OF THE THIRD PRINCIPAL MERIDIAN ACCORDING TO THE PLAT THEREOF RECORDED JUNE 21, 2000 AS DOCUMENT 4542702, IN LAKE COUNTY, ILLINOIS;

EXCEPTING THEREFROM THAT PART CONVEYED TO THE PEOPLE OF THE STATE OF ILLINOIS, DEPARTMENT OF TRANSPORTATION, BY SPECIAL WARRANTY DEED RECORDED MARCH 27, 2006 AS DOCUMENT 5967986, DESCRIBED AS FOLLOWS:

THAT PART OF LOT 1 IN OPUS LANDMARK OF LAKE FOREST SUBDIVISION, BEING A SUBDIVISION IN THAT PART OF THE NORTHWEST 1/4 OF SECTION 1, TOWNSHIP 43 NORTH, RANGE 11 EAST OF THE THIRD PRINCIPAL MERIDIAN, ACCORDING TO THE PLAT THEREOF RECORDED JUNE 21, 2000 AS DOCUMENT NO. 4542702 IN LAKE COUNTY, ILLINOIS, DESCRIBED AS FOLLOWS:

COMMENCING AT THE NORTHEASTERLY CORNER OF SAID LOT 1, SAID NORTHEASTERLY CORNER ALSO, BEING A POINT ON THE SOUTHERLY RIGHT OF WAY LINE OF ILLINOIS ROUTE 60 (A.K.A. WEST KENNEDY ROAD) AS DEDICATED TO THE ILLINOIS STATE TOLL HIGHWAY AUTHORITY BY CASE NO. 14155 AND PLATTED BY SAID DOCUMENT NO. 4542702, AND ON THE EAST LINE OF SAID NORTHWEST QUARTER; THENCE WESTERLY ALONG SAID SOUTHERLY RIGHT OF WAY LINE, HAVING A ILLINOIS EAST ZONE GRID BEARING OF SOUTH 80 DEGREES 48 MINUTES 16 SECONDS WEST, A DISTANCE OF 60.80 FEET (60.78 RECORD), TO A POINT ON THE WESTERLY RIGHT OF WAY LINE OF SAUNDERS ROAD AS ORIGINALLY LAID OUT AND SURVEYED BY LAKE COUNTY SURVEYOR, CHAS. E. RUSSELL, RECORDED JUNE 9, 1915 IN BOOK 3, PAGE 55 OF SAID COUNTY'S SURVEYOR'S RECORDS; THENCE SOUTH 00 DEGREES 05 MINUTES 01 SECONDS WEST 1.89 FEET, ALONG SAID WESTERLY RIGHT OF WAY LINE, SAID LINE BEING 60.00 FEET WEST OF AND PARALLEL TO SAID EAST LINE OF THE NORTHWEST QUARTER, TO THE POINT OF BEGINNING; THENCE CONTINUING SOUTH 00 DEGREES 05 MINUTES 01 SECONDS WEST 61.93 FEET, ALONG SAID RIGHT OF WAY LINE; THENCE NORTH 51 DEGREES 22 MINUTES 29 SECONDS WEST 85.00 FEET, TO A POINT ON SAID SOUTHERLY RIGHT OF WAY LINE; THENCE NORTH 80 DEGREES 48 MINUTES 16 SECONDS EAST 55.64 FEET, ALONG SAID RIGHT OF WAY LINE; THENCE SOUTH 89 DEGREES 55 MINUTES 20 SECONDS EAST 11.57 FEET (11.71 RECORD), ALONG SAID RIGHT OF WAY LINE, TO THE POINT OF BEGINNING. FURTHER EXCEPTING THEREFROM THOSE PARTS TAKEN FOR ROAD PURPOSES BY PLAT OF DEDICATION RECORDED MAY 4, 2006 AS DOCUMENTS 5987992 AND 5987993.

Commonly known as:	100 South Saunders Road, Lake Forest, Illinois

Real Estate Tax No.:	15-01-102-011

Exhibit B – Site Plan

[See Following Page(s)]

Exhibit B-1 – Location of Reserved Spaces

[See Following Page(s)]

Exhibit B-2 – General Depiction of Building Monument

[See Following Page(s)]

Exhibit B-3 – General Depiction of Route 60 Signage

[See Following Page(s)]

Exhibit C – General Depiction of Premises

[See Following Page(s)]

Exhibit D –Description of Environmental Reports, Disclosures and Other Information

1.           45-Day Report/Corrective Action Completion Report (D&M Job No. 31867-015-007), dated June 25, 1999, prepared by Dames & Moore.

2.           No Further Remediation Letter, dated November 30, 1999, issued by the Illinois Environmental Protection Agency (Illinois EPA No. 0970805091) to and in favor of Opus North Corporation.

3.           Phase I Environmental Site Assessment Survey prepared by JMS Environmental Associates, Ltd. and dated May 15, 2000 (JMS Project: J-7734)

Exhibit E– Holidays

New Year’s Day

Memorial Day

Independence Day

Labor Day

Thanksgiving Day

Christmas Day

Exhibit F – General Description of Janitorial Services

I.           GENERAL

DAILY SERVICES:

1.          Sweep all staircases.

2.          Empty and clean all wastepaper baskets, ashtrays, receptacles, etc. and damp dust as necessary.

3.          Clean cigarette urns, and replace sand or water as necessary.

4.          Dust and sanitize all telephones.

5.          Wash and sanitize all water fountains.

6.          Sweep all resilient tile and hard surface floors, and damp mop spills.

7.          Damp mop the elevator lobbies and corridors.

8.          Vacuum all carpets and rugs, moving light fixtures other than desks and file cabinets, etc.

9.          Dust all furniture, including desk tops, chairs and tables with specialty treated cloths.

10.        Dust all exposed filing cabinets, bookcases and shelves with specialty treated cloths.

11.        Low dust all horizontal surfaces to hand height (70”), including all sills, ledges, moldings, shelves, counters and baseboards.

12.        Low dust moldings, picture frames and convertors.

13.        Clean upper side of all glass furniture tops.

14.        Spot clean all interior glass to partitions and doors, and in glass elevator.

15.        Maintain janitor slop sink and locker rooms in clean and orderly condition.

16.        Designated lights will be turned off after work is completed and floors are to be left in a neat and orderly condition.

WEEKLY SERVICES:

1.          Wet mop all staircases or detail vacuum.

2.          Remove fingerprints from doors, frames, handles, railings, light switches and push plates.

3.          Detail dust all railings to staircases.

4.          Spray buff all tile floors.  Lobbies may require spray buffing more often.

5.          Polish all elevator door tracks.

II.          RESTROOMS

1.          Clean tables and chairs in lounge area.

2.          Clean and sanitize both sides of the toilet seats with a germicidal solution.

3.          Clean and polish all mirrors, powder shelves and bright work.  Bright work includes flushometers, piping and toilet seat hinges.

4.          Empty and clean all paper towel and sanitary disposal receptacles.

5.          Wash receptacles with a germicidal solution.

6.          Dust all partitions, tile walls and dispensers.  Remove all finger marks and smudges.

7.          Refill soap, toilet tissue and towel dispensers.  Restroom stock is to be supplied by the customer.

8.          Sweep and mop all ceramic tile floors with a germicidal solution.

9.          Remove wastepaper and refuse to trash room in special carriages and dump into compactor unit.

10.        Sanitary napkin dispensers are to be stocked and serviced by contractor.

III.        CARPET

DAILY SERVICES:

1.          Spot clean carpeting.

IV.        ELEVATORS

DAILY SERVICES:

1.          Dust walls around cabs.

2.          Clean fingerprints from around push button plates.

3.          Vacuum carpeted floors in passenger elevators.

4.          Damp mop floor in freight elevators, if any.

5.          Vacuum elevator door tracks.

V.         QUARTERLY SERVICES:

1.          Perform all high dusting which includes all vertical surfaces such as walls, partitions, venetian blinds and other surfaces not reached in nightly cleaning.

2.          Vacuum grill and duct work.

3.          Clean all interior glass in partitions and doors.

4.          Wash partitions, tile walls and surfaces with a proper disinfectant in all restrooms.

5.          Resilient tile throughout the Building, except where scheduled otherwise, will be scrubbed and refinished using a neutral, low alkaline washing solution and a synthetic resistant finish.

6.          All baseboards are to be wiped clean after each refinishing of floors.

7.          Special care is to be taken to assure that chrome of legs of metal furniture is wiped clean after each refinishing of the floors.

8.          Vacuum upholstered furniture, drapes, etc.

9.          Shampoo all public area carpeting.

10.        Clean exterior glass two (2) times per year.  Clean interior glass one (1) time per year.

Exhibit G – General Description of Heating and Air Conditioning Specifications

Building to be designed for the following conditions:

Temperature	Heating	Cooling

Outside	-10°F	95°F DB

Inside 72° ±12° F	Winter
76° ±2° F	Summer

Outside Air Quantity:	0.14/cfm/rentable square foot minimum

Supply Air Quantity:	0.8 - 1.0 cfm/rentable square foot

Exhaust Air Quantity:	2 cfm/square foot for toilets and janitor closet (core)

Occupancy:	One person per 142 rentable square foot and a sensible load of 5 watts/rentable square foot

Exhibit H – General Description of Building Standard

LANDMARK OF LAKE FOREST

BUILDING STANDARD MATERIALS AND FINISHES

STRUCTURAL BAY SIZE:

Approximately  30’ x 30’ - Interior bays
30’ x 35’ - Perimeter bays
Varies at building center

FLOOR TO STRUCTURE ABOVE:

Approximately   13’-1½” at most tenant areas

CEILING HEIGHT, TYPICAL:

9’-0”

PARTITIONS:

Tenant demising partition - refer to Detail 3

Interior partition - refer to Detail 1

Acoustical partition - refer to Detail 2

Corridor partition - refer to Detail 3

Partition connections to existing partitions and window mullions - refer to Details 4 and 5

Base - 2 1/2” vinyl carpet base

DOORS:

Suite entrance door:

3’-0” x 8’-10” x 1-3/4” flush panel solid core, flat cut Honduran Mahogany door with approved stain, sealer, and varnish.  Painted standard-profile, 2” face, welded hollow metal frame and integral full-height sidelight.

Interior doors:

Interior doors will be 3’-0” x 8’-10” x 1-3/4” flush panel solid core doors as above, with painted standard-profile, 2” face, welded hollow metal frame.

DOOR HARDWARE:

All door hardware will meet ADA requirements, with function appropriate to intended usage.  Base building and tenant latch-and locksets will be lever style equal to Schlage L9000 Series #07, with US-26D satin chrome finish.  A complete keying system allowing doors within a given tenant area to be submastered and tied to a building master system will be provided.

Entrance door hardware equal to:

Lockset - Schlage #L9050 07A

2 pr. Hinges-Stanley #FBB 168

Closer - Yale 3500 F Series

Floor stop - Glynn Johnson #FB 13

Interior door Hardware equal to:

Lockset-Schlage #L9050 07A or Latchset - Schlage #9010

2 pr. Hinges-Stanley #FBB 168

Floor stop-Glynn Johnson #FB 13

Refer to details 6 and 7 for typical door head and door jamb.

TENANT ID SIGNAGE:

1 per Tenant, Entry will have building standard suite identification graphics.

ELECTRICAL:

Duplex receptacles:

Partition mounted convenience outlet (120v.) white device with white finish cover plate in building standard outlet box.

Light switches:

Partition mounted single pole, white toggle switches with white cover plate in building standard outlet box.

Dimmers:

Partition mounted single pole, white dimmer witches with white cover plate in building standard outlet box.

Light fixture:

Energy efficient 3-tube 2’ x 4’, lay-in fluorescent fixtures with T-8 lamps and 18 cell parabolic diffusers equal to Metalux-Paralux III (2P3GAX/340, 18 cell).

Emergency lighting: (as required)

Energy efficient 3-tube 2’ x 4’, lay-in fluorescent fixtures with T-8 lamps and 18 cell parabolic diffusers equal to Metalux-Paralux III (2P3GAX/340, 18 cell).

Exit signs:

Exit signs in accordance with applicable codes.  “Edge-Glo” type, suspended from ceiling.

CEILING:

USG Eclipse ceiling panels with beveled Tegular edge in USG #DXF2924

Fineline 9/16” grid.

WINDOW TREATMENT:

One inch (1”) horizontal mini-blinds.  Levelor Riviera #892 Low gloss black.

Provided by case building.

2

CARPET:

TBD

MILLWORK:

Closets:

One painted shelf and one stainless steel rod.

Pantry cabinets:

Merrilat-Avia with plastic laminate countertops.

MECHANICAL:

Plumbing:

Equal to:

Sink - Kohler K-2196

Faucet - Chicago Faucets #802A-665

Fire sprinkler system:

A sprinkler grid with heads at a coverage rate of one per two hundred twenty-five (225) square feet is provided.  However, finished flush fitting sprinkler heads with polished chrome covers and all tenant drops, relocations, and added heads are to be provided by the tenant.

HVAC:

Variable Air Volume system with fan-powered boxes and reheat coils.

FLOOR LOADING:

Live load (typical floor)	80 PSF
Dead load (superimposed)	5 PSF
Partitions (on typical floor)	20 PSF

3

Exhibit I –Rules and Regulations

1.          Any sign, lettering, picture, notice or advertisement installed on or in any part of the Premises and visible from the exterior of the Premises, will be installed at Tenant’s sole cost and expense, and in such manner, character and style as Landlord may approve in writing.  In the event of a violation of the foregoing by Tenant, Landlord may remove the same without any liability and may charge the expense incurred by such removal to Tenant.

2.          No awning or other projection will be attached to the outside walls of the Office Complex.  Other than as curtains, blinds, shades or screens provided in Exhibit H, no curtains, blinds, shades or screens visible from the exterior of the Office Complex or visible from the exterior of the Premises, will be attached to or hung in, or used in connection with any window or door of the Premises without the prior written consent of Landlord.  Such curtains, blinds, shades, screens or other fixtures must be of a quality, type, design and color, and attached in the manner approved by Landlord.

3.          Neither Tenant nor its servants, employees, customers, invitees and guests will obstruct sidewalks, entrances, passages, corridors, vestibules, halls, elevators, or stairways in or about the Office Complex which are used in common with other tenants and their servants, employees, customers, guests and invitees, or which are not a part of the Premises.  Tenant will not place objects against glass partitions or doors or windows which would be unsightly from the Office Complex corridors or from the exterior of the Office Complex, or which would interfere with the operation of any device, equipment, radio, television broadcasting or reception from or within the Office Complex or elsewhere, and, except as otherwise expressly permitted by this Lease, will not place or install any projections, antennas, aerials or similar devices inside or outside of the Premises or on the Office Complex, without Landlord’s prior written consent, which consent will not be unreasonably withheld or delayed.

4.          Tenant will not waste electricity, water or air conditioning, will cooperate fully with Landlord to insure the most effective operation of the Office Complex’s heating, ventilating and air conditioning systems, and will refrain from attempting to adjust any controls other than unlocked room thermostats, if any, installed for Tenant’s use.  Tenant will keep corridor doors closed.

5.          Tenant assumes full responsibility for protecting its space from theft, robbery and pilferage, which includes, without limitation, keeping doors locked and other means of entry to the Premises closed and secured after normal business hours.

6.          Except as otherwise expressly provided in this Lease, No person or contractor not employed by Landlord will be used to perform janitorial work, window washing cleaning, maintenance, repair or similar work in the Premises without the written consent of Landlord.

7.          Tenant, in its use and occupancy of the Premises, will comply with all applicable federal, state and municipal laws, ordinances and regulations (including, without limitation, the ADA), and with all Building rules, and will not directly or indirectly make any use of the Premises which may be prohibited by any of the foregoing or which may be dangerous to persons or property, may increase the cost of insurance or may require additional insurance coverage.

8.          The Premises will not be used for cooking, lodging, sleeping (except on occasions in the ordinary course of Tenant’s business operations) or for any immoral or illegal purpose; provided, however, that the use of a microwave oven (to the extent customarily used in commercial office premises) will be permitted.

9.          Except as provided in this Lease, unless expressly permitted by Landlord, no additional locks or similar devices will be attached to any door or window, and no keys other than those provided by Landlord will be made for any door; provided, however, that Tenant shall have the right to install locks on office doors within the Premises.  If more than two keys for one lock on any exterior door of the Premises are desired by Tenant, Landlord may provide the same upon payment by Tenant.  Upon termination of this Lease or of Tenant’s possession, Tenant will surrender all keys of the Premises and will explain to Landlord all combination locks on safes, cabinets and vaults.

10.        Any carpeting attached to the floor of the Premises by Tenant will be installed with a releasable adhesive.  In the event of a violation of the foregoing by Tenant, Landlord may charge the expense incurred by such removal to Tenant.

11.        The water and wash closets, drinking fountains and other plumbing fixtures will not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, grease, coffee grounds or other foreign substances will be thrown therein.  All damages resulting from any misuse of the fixtures will be borne by Tenant.  No person will waste water by interfering or tampering with the faucets or otherwise.

12.        No electrical circuits for any purpose will be brought into the Premises without Landlord’s written permission specifying the manner in which the same may be done.

13.        No bicycle or other vehicle, and no dog or other animal will be allowed in offices, halls, corridors, elevators or elsewhere in the Building, except as required under the ADA.

14.        Tenant will not throw anything out of the door or windows, or down any passageways or elevator shafts.

15.        All loading, unloading, receiving or delivery of goods, supplies or disposal of garbage or refuse will be made only through entryways and freight elevators provided for such purposes and indicated by Landlord.  Tenant will be responsible for any damage to the Building or to any property of its employees or others, and for any injuries sustained by any person whomsoever resulting from the use or moving of such articles in or out of the Premises, and will make all repairs and improvements required by Landlord or governmental authorities in connection with the use or moving of such articles.

16.        All safes, equipment or other heavy articles will be carried in or out of the Premises only at such time and in such manner as will be prescribed in writing by Landlord, and Landlord will in all cases have the right to specify the proper position of any such safe, equipment or other heavy article, which will only be used by Tenant in a manner which will not interfere with or cause damage to the Premises or the Building, or to the other tenants or occupants of the Building.  Tenant will be responsible for any damage to the Building or to the property of its employees or others, and for any injuries sustained by any person whomsoever resulting from the use or moving of such articles in or out of the Premises.  Tenant will make all repairs and improvements required by Landlord or governmental authorities in connection with the use or moving of such articles.

17.        Tenant will provide Landlord with at least 24 hours’ prior notice of any deliveries requiring the use of the Building’s freight elevator, the use of which will be subject to Landlord’s scheduling requirements.  Further, Tenant will provide Landlord with at least 30 days’ prior written notice of Tenant’s scheduled move-in and move-out of the Premises, which will also be subject to Landlord’s scheduling requirements and may occur only after 5:00 p.m., Monday through Friday.

18.        Canvassing, soliciting, and peddling in the Building are prohibited, and Tenant will cooperate to prevent the same.

19.        Vending machines will not be installed without permission of Landlord, except in compliance with Section 7.1(e) of this Lease.

20.        Wherever in these Rules and Regulations the word “Tenant” occurs, it is understood and agreed that it will mean Tenant’s associates, agents, clerks, servants and visitors.  Wherever the word “Landlord” occurs, it is understood and agreed that it will mean Landlord’s assigns, agents, clerks, servants and visitors.

21.        Subject to any restriction thereon expressly provided for in this Lease, Landlord will have the right to enter upon the Premises at all reasonable hours for the purpose of inspecting the same.

22.        Tenants, and its servants, employees, customers, invitees and guests, will, when using the common parking facilities, if any, in and around the Building, observe and obey all signs regarding fire lanes and no parking zones, and when parking always park between the designated lines.  Landlord reserves the right to tow away, at the expense of the owner, any vehicle which is improperly parked in a no parking zone.  All vehicles will be parked at the sole risk of the owner, and Landlord assumes no responsibility for any damage to or loss of vehicles.  Except with prior notice to Landlord, no vehicles will be parked overnight.

23.        Tenant’s access to the roof of the Building is limited to maintenance or inspection of any Tenant’s Roof Equipment installed thereon in accordance with Section 5.1(h) of this Lease.  Tenant will not enter upon the roof at any time without Landlord’s prior express approval.

24.        All entrance doors to the Premises will be locked when the Premises are not in use.  All corridor doors will also be closed during times when the air conditioning equipment in the Office Complex is operating so as not to dissipate the effectiveness of the system or place an overload thereon.

25.        Tenant will install and maintain acoustical pads, reasonably satisfactory to Landlord, under, adjoining and on any equipment likely to cause noise or vibration.

26.        Tenant will not make or permit to emanate from the Premises any noise, vibration, electrical interference or odor which unreasonably interferes with the business of any other occupant of the Building.

27.        At all times the Office Complex will be in the charge of Landlord’s employee in charge.  Among other things, (a) persons may enter the Office Complex only in accordance with Landlord’s regulations; (b) persons entering or departing from the Office Complex may be questioned as to their business in the Office Complex, and Landlord reserves the right to require the use of an identification card or other access device and the registering of such persons as to the hour of entry and departure, nature of visit, and other information deemed necessary for the protection of the Office Complex; and (c) all entries into and departures from the Office Complex will take place through such one or more entrances as Landlord will from time to time designate.  However, anything herein to the contrary notwithstanding, Landlord will not be liable for any lack of security in respect to the Office Complex whatsoever.  Landlord will normally not enforce clauses (a), (b) and (c) above from 7:00 a.m. to 6:00 p.m., Monday through Friday, or from 8:00 a.m. to 1:00 p.m. on Saturdays, but it reserves the right to do so or not to do so at any time at its sole discretion.  In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Office Complex during the continuance of the same by closing the doors or otherwise, for the safety of the tenants or the protection of the Office Complex and the property therein.  Landlord will in no case be liable for damages for any error or other action taken with regard to the admission to or exclusion from the Office Complex of any person.

28.        Landlord reserves the right at any time and from time to time to rescind, alter or waive, in whole or in part, any of these Rules and Regulations when it is deemed necessary, desirable, or proper, in Landlord’s judgment, for its best interest or for the best interest of the tenants of the Office Complex.  Reasonable notice of any additional rules and regulations will be given in such manner as Landlord may reasonably elect.  Tenant and Tenant’s servants, employees, agents, visitors and licensees will observe faithfully and comply strictly with these Rules and Regulations, as they may be rescinded, altered or waived as aforesaid.